EXHIBIT 10.1

CONSTRUCTION
AGREEMENT FOR THE BOARDMAN PROJECT

BETWEEN

Pacific Ethanol Columbia, LLC,
as Owner

AND

Parsons RCIE Inc.,
as Contractor

Dated as of August 28, 2006

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This CONSTRUCTION AGREEMENT FOR THE BOARDMAN PROJECT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of August 28, 2006, is entered into by and between Pacific Ethanol Columbia, LLC, a limited liability company formed under the laws of the State of Delaware (as more particularly defined herein, “Owner”) and Parsons RCIE Inc., a corporation organized under the laws of the State of Washington (as more particularly defined herein, “Contractor”).

RECITALS:

A.  Owner wishes to construct and operate an ethanol production facility with a capacity of at least 35,000,000 gallons per year, and all services and utilities related thereto, all to be built on the Property Site (as hereinafter defined) located in Boardman, Oregon;

B.  Contractor has represented that it is experienced and qualified in providing construction management, construction services, and that it possesses the requisite expertise and resources to complete the Work (as hereinafter defined);

C.  Contractor has agreed to provide, through itself or through Subcontractors and Vendors (as such terms are hereinafter defined), such Work for the Separated Contract Price (as hereinafter defined); and

D.  Contractor has agreed to the timely and proper completion of the Work in accordance with the terms and conditions hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Contractor hereby agree as follows:

ARTICLE I.
GENERAL MATTERS

1.1 Defined Terms. As used in this Agreement, including the exhibits and other attachments hereto, each of the following terms shall have the meaning assigned to such term as set forth below:

“Agreement” has the meaning set forth in the preamble.

“Applicable Laws” means any act, statute, law, regulation, permit, license, ordinance, rule, judgment, order, decree, directive, guideline or policy (to the extent mandatory) or any similar form of decision or determination by, or any interpretation or administration of, any of the foregoing by any Government Authority with jurisdiction over the Plant, the Job Site, the performance of the Work or other services to be performed under the Contract Documents.

“Applicable Permits” means any and all permits, clearances, licenses, authorizations, consents, filings, exemptions or approvals from or required by any Government Authority that are necessary for the performance of the Work. All applicable permits for the Work which shall be provided by Owner.

“Builder’s Risk Policy” has the meaning set forth in Section 9.10(a).

“Business Day” means any day other than a Saturday, Sunday or a legal holiday in the State of Oregon.

“Change In Law” means the enactment, adoption, promulgation, modification, or repeal after the date of this Agreement of any Applicable Law of any Government Authority or the modification after the date of this Agreement of any Owner Permit issued or promulgated by any Government Authority that establishes requirements that materially and adversely affect Contractor’s costs or schedule for performing the Work; provided, however, a change in any national, federal, provincial or any other income tax law or any other law imposing a tax, duty, levy, impost, fee, royalty, or charge for which Contractor is responsible hereunder shall not be a Change In Law pursuant to this Agreement.

“Change Order” has the meaning set forth in Section 6.1(a).

“Changes” has the meaning set forth in Section 6.1(a).

“Confidential Information” has the meaning set forth in Section 18.3(a).

“Contract Documents” means this Agreement and all exhibits incorporated into the Agreement (as set forth in Section 1.3), as same may be amended, amended and restated, supplemented or modified from time to time in accordance with the terms hereof.

“Contractor” means Parsons RCIE Inc., a Washington corporation (as referenced in the opening paragraph hereof), and includes its legal successors and permitted assignees as may be accepted by Owner, in writing, pursuant to the terms of the Contract Documents.

“Contractor Deliverables” means all material documents relating to the Project to be delivered to Owner by Contractor for review and comment in accordance with the requirements of the Contract Documents.

“Contractor Equipment” means all of the Contractor owned or leased construction equipment, machinery, materials, controls, apparatus, structures, tools, supplies and other goods provided and used by Contractor, its Subcontractors or Vendors for performance of the Work but which is not intended to be incorporated into the Plant.

“Contractor Event of Default” has the meaning set forth in Section 15.1.

“Contractor Insurance Policies” has the meaning set forth in Section 9.1.

“Contractor Project Manager” means the person designated by Contractor as having the centralized responsibility, authority and supervisory power of Contractor for construction, as well as all matters relating to the administration of the provisions of the Contract Documents.

“Contractor Rate Schedule” has the meaning set forth in Exhibit K.

“Contractor Taxes” has the meaning set forth in Section 3.23.

“Contractor’s Representative” has the meaning given in Section 3.12(b).

“Damages” has the meaning set forth in Section 16.1.

“Day” or “day” means a period of twenty-four (24) consecutive hours from 12:00 midnight (Pacific time), and shall include Saturdays, Sundays and all holidays, except that in the event a time period set forth in the Contract Documents expires on a Day that is not a Business Day, such period shall be deemed to expire on the next Business Day thereafter.

“Defect” means, any installation, construction, workmanship or Work that, in Owner’s reasonable judgment, (i) do not conform to the terms of the Contract Documents, or (ii) are not of uniform good quality, free from defects or deficiencies in workmanship, or that contain improper or inferior workmanship. The term “Defects” shall neither be construed to include material damage caused by Owner’s, or its employees, agents or other contractors, or other suppliers, acts or omissions to the extent arising out of abuse, misuse, negligence in operations, maintenance and repair (unless such act or omission was taken or made at the direction of Contractor) or failure to follow Contractor’s or manufacturers’ written recommendations and directions, nor shall the term “Defects” be construed to include ordinary wear and tear, erosion, corrosion, and deterioration (unless as a result of a defect or deficiency). The term Defects shall not apply to any Owner furnished drawings, details, equipment, materials, layout, designs, engineering, software (“Owner Defects”). The Owner shall be responsible for providing all Drawings to Contractor for the Property Site.

“Dispute” has the meaning set forth in Section 17.1.

“Drawings” means (i) all specifications, calculations, plans, drawings, and analyses, and other documents which determine, establish, define or otherwise describe the scope, quantity, and relationship of the components of the Plant, including the structure and foundation thereof, and (ii) all technical drawings, operating drawings, specifications, shop drawings, diagrams, illustrations, schedules and performance charts, calculations, samples, patterns, models, operation and maintenance manuals, piping and instrumentation diagrams, underground structure drawings, conduit and grounding drawings, lighting drawings, conduit and cable drawings, electric one-line’s, electric schematics, connection diagrams and technical information of a like nature. Owner shall compensate Contractor for any Owner Defects pursuant to Article VI.

“Early Completion Bonus” has the meaning set forth in Section 11.3.

“Engineer” means the Owner’s engineer.

“Equipment” means all Owner supplied equipment, machinery, materials, apparatus, controls, structures, tools, supplies, goods and other items that are installed or incorporated into the Plant or otherwise form or are intended to form part of the Plant (other than Contractor Equipment).

“Exempt Equipment” has the meaning set forth in Section 3.23(b).

“Final Acceptance” shall mean that all of the following have occurred: (i) Mechanical Completion has been achieved; (ii) mechanical calibrations and tests have been successfully completed and any Defects found have been corrected; (iii) the Work has been constructed in accordance with the Contract Documents and the Drawings; (iv)  the Plant is capable of being operated in a safe and proper manner in accordance with Applicable Laws; (v)  no defective or incomplete portions of the Work exist that have or could have a negative impact on the normal operation; (vi)  all items on the Punch List have been completed; and (vii) all of Contractor’s cleanup and related obligations have been completed.

“Final Acceptance Certificate” means the certificate issued by Owner indicating that Final Acceptance has been achieved by Contractor.

“Final Acceptance Date” means the date of achievement of Final Acceptance.

“Force Majeure Event” has the meaning set forth in Section 14.1.

“Government Authority” means any and all federal, state, county, city, municipal, local or regional authorities, departments, bodies, commissions, corporations, branches, directorates, agencies, ministries, courts, tribunals, judicial authorities, legislative bodies, administrative bodies, regulatory bodies, autonomous or quasi-autonomous entities or taxing authorities of the United States of America or any department, municipality or other political subdivision thereof.

“Hazardous Material” means any hazardous materials, hazardous waste, hazardous constituents, hazardous or toxic or radioactive substances or petroleum products (including crude oil or any fraction thereof), defined or regulated as such under any Applicable Laws.

“Holdback” has the meaning given in Section 7.4(a).

“Indemnified Person” has the meaning set forth in Section 16.3(a).

“Indemnifying Party” has the meaning set forth in Section 16.3(a).

“Initial Site Mobilization” means the first instance when any of Contractor or its Subcontractors’ or Vendors’ Labor or other representatives is present on the Property Site after Owner has issued the Notice to Proceed.

“Job Site” means the Property Site and any other areas where Contractor may temporarily obtain care, custody and control, use, easement or license for purposes directly, indirectly or incidentally related to performance of, or as an accommodation to, the Work.

“Labor” means the workforce of the relevant Person, including its staff and employee and non-employee and skilled and unskilled workers.

“Lien” means any lien, security interest, mortgage, hypothecation, encumbrance or other restriction on title or property interest.

“Liquidated Damages” has the meaning set forth in Section 11.2.

“Major Equipment” means all equipment provided by Owner and includes (a) any item or component of the Project, the proper or efficient function of which affects the Plant’s output or reliability, and (b) without duplication, the long lead-time items of Equipment and critical items of Equipment listed on Exhibit N. Contractor shall not provide or be responsible for providing any Equipment or Major Equipment to be incorporated into the Plant.

“Major Manufacturers” means the manufacturers of the Major Equipment.

“Mechanical Completion” means that (i) the Equipment for the Project has been installed with the required connections and controls to (a) operate continuously as a single, intergrated unit and (b) produce ethanol in the manner contemplated hereby; (ii) all instrumentation is operational and has been calibrated in accordance with manufacturers’ standards and guidelines; (iii) the Project has been completed and physically constructed in accordance with the Scope of Work; (iv) the Project is mechanically and electrically sound and, to Contractor’s knowledge, free from Defects; and (v) all insulation, and the like have been completed (exclusive of final insulation and other incidental items of the Project, the lack of which does not adversely impact the ability of the Project to operate as intended and does not offer a danger of damage to the Project or injury to personnel).

“Mechanical Completion Date” means the actual date of achieving Mechanical Completion as determined pursuant to Section 11.1.

“O&M Contractor” means the Person selected by Owner for the operation and maintenance of the Plant.

“Owner” means Pacific Ethanol Columbia, LLC, a Delaware limited liability company (as referenced in the opening paragraph hereof) and it includes its legal successors and those assignees as may be designated by Owner, in writing, pursuant to the terms of this Agreement.

“Owner Caused Delay” means a material delay in Contractor’s performance which is actually and demonstrably caused by Owner’s failure to perform any covenant of Owner hereunder (other than by exercise of rights under this Agreement, including the exercise by Owner of the right to have defective or nonconforming Work corrected or re-executed).

“Owner Event of Default” has the meaning set forth in Section 15.6.

“Owner Permits” means the Applicable Permits for the Work.

“Owner Taxes” has the meaning set forth in Section 4.6.

“Parties” means, collectively, Owner and Contractor.

“Person” means an individual, partnership, corporation, limited liability company, company, business trust, joint stock company, trust, unincorporated association, joint venture, Government Authority or other entity of whatever nature.

“Plant” means the 35,000,000 gallons per year ethanol production facility, to be located on the Property Site as more particularly described in the Scope of Work.

“Pre-Existing Hazardous Material” means Hazardous Material that existed on or in the Property Site prior to Initial Site Mobilization by Contractor.

“Project” means the Plant and all equipment, services and utilities related thereto which must be completed as part of the Scope of Work.

“Project Schedule” means the schedule for completion of the Work attached hereto as Exhibit B.

“Property Site” means that certain piece of property located in Boardman, Oregon, as more particularly described in Exhibit P.

“Prudent Industry Practices” means the practices generally followed by the United States ethanol industry with respect to construction.

“Punch List” has the meaning set forth in Section 7.4.

“Qualified Insurer” has the meaning set forth in Section 9.3.

“Red-line As-Built Drawings” means the Drawings that Contractor shall provide to Owner. Contractor shall submit one (1) set of Red-line As-Built markups to Owner within thirty (30) days after the Final Acceptance.

“Reference Rate” means the lesser of (i) the prime rate of interest for United States of America financial institutions as reported from time to time by The Wall Street Journal (New York Edition) plus two percent (2%) or (ii) the maximum rate permitted by Applicable Law.

“Request for Payment” means the written requests from Contractor to Owner for payment hereunder, which requests shall be in substantially the form of Exhibit F attached hereto.

“Schedule of Values” is defined in Article 7.1 and attached as Exhibit D.

“Scope of Work” means the services and work to be provided, or caused to be provided, by or through Contractor under the Contract Documents for the Separated Contract Price, as more particularly described in Exhibit A, as the same may be amended from time to time in accordance with the terms hereof, and which Scope of Work includes, without limitation, all construction, services, labor, materials, Contractor’s Equipment, operations and management that are indicated on, or reasonably incidental to the Contract Documents or the Drawings prepared in connection with the Contract Documents or that are required in accordance with Applicable Law.

“Separated Contract Price” means a Schedule of Values for the total sum payable by Owner as stated in Exhibit D for the Work (including all labor, supervision, all materials, and all Contractor Equipment) including overhead and profit, which sum shall be due in accordance with the terms of the Contract Documents as consideration for the timely performance of the Scope of Work to be performed by or through Contractor in order to complete the Project, all in strict accordance with the terms of the Contract Documents, which sum shall only be subject to adjustment in accordance with the Contract Documents.

“Subcontractor” means any contractor who is under the supervision and directly employed by Contractor.

“Substantial Subcontractor” means a Subcontractor whose contract or contracts (in the aggregate) with Contractor require payments by Contractor totaling at least $500,000.00.

“Substantial Vendor” means a Vendor whose contract or purchase orders (in the aggregate) with Contractor require payments by Contractor of at least $500,000.00.

“Termination Payment” has the meaning set forth in Section 15.3(b).

“Vendor” means any supplier, manufacturer or vendor of Equipment directly employed Contractor or any Subcontractor.

“Warranty Period” has the meaning set forth in Section 12.1(d).

“Work” has the meaning set forth in Section 3.1(a).

1.2 Interpretation. Unless the context of the Contract Documents otherwise requires:

(a) the headings contained in this Agreement are used solely for convenience and do not constitute a part of this Agreement between the Parties, nor should they be used to aid in any manner to construe or interpret this Agreement;

(b) the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural words;

(c) the terms “hereof”, “herein” “hereto” and similar words refer to this entire Agreement and not to any particular Article, Section, Exhibit or any other subdivision of this Agreement;

(d) references to “Article”, “Section” or “Exhibit” are to this Agreement unless specified otherwise;

(e) reference to “this Agreement” (including any Exhibit hereto) or any other agreement, Exhibit, permit or document shall be construed as a reference to such agreement or document as the same may be amended, modified, supplemented or restated, and shall include a reference to any document which amends, modifies, supplements or restates, or is entered into, made or given pursuant to or in accordance with its terms;

(f) references to any law, statute, rule, regulation, notification or statutory provision (including Applicable Laws and Applicable Permits) shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(g) references to any Person shall be construed as a reference to such Person’s successors and permitted assigns; and

(h) references to “includes”, “including” and similar phrases shall mean “including, without limitation”.

1.3 Exhibits. The following exhibits are attached to and incorporated into and made a part of this Agreement:

(a) Exhibit A - Scope of Work; Construction Bid Package dated May 15, 2006, including Addendums 1 and 2 (Exhibit A-1); Parsons RCIE’s response letter dated June 30, 2006 (Exhibit A-2)

(b) Exhibit B - Project Schedule [To be provided by Contractor and Owner as described in Section 11.1]

(c) Exhibit C - [Reserved]

(d) Exhibit D - Schedule of Values

(e) Exhibit E - [Reserved]

(f) Exhibit F - Form of Request For Payment (to be provided by Contractor promptly after execution of the Contract and subject to approval of form by Owner)

(g) Exhibit G - Form of Final Acceptance Certificate (to be provided by Contractor promptly after execution of the Contract and subject to approval of form by Owner)

(h) Exhibit H - Form of Contractor Certificate for Partial Waiver of Liens

(i) Exhibit H-1 - Form of Subcontractor Certificate for Partial Waiver of Liens

(j) Exhibit I - [Reserved]

(k) Exhibit J - [Reserved]

(l) Exhibit K - Contractor’s Rate Schedule

(m) Exhibit L - [Reserved]

(n) Exhibit M - [Reserved]

(o) Exhibit N - Major Equipment (pursuant to Construction Bid Package dated May 15, 2006, see Exhibit A-1)

(p) Exhibit O - Project Management Team (Organizational Chart provided by Contractor promptly after execution of the Contract)

(q) Exhibit P - Legal Description of Property Site

(r) Exhibit Q - [Reserved]

(s) Exhibit R - Form of Contractor Certificate for Final Waiver of Liens

(t) Exhibit R-I - Form of Subcontractor Certificate for Final Waiver of Liens

(u) Exhibit S - Form of Request for Change Order (provided by Contractor promptly after execution of the Contract)

(v) Exhibit T - Contractor Commercial Offer ( See Exhibit A-2)

1.4 Order of Precedence. In the event of conflicts among the terms of the Contract Documents, interpretations shall be based upon the following Contract Documents which are set forth in ranked order of precedence:

(a) Amendments, addenda or other modifications to the Contract Documents (including Change Orders) duly signed and issued after the signing of this Agreement, with those of a later date having precedence over those of an earlier date;

(b) The Agreement; and

(c) The exhibits to the Agreement.

ARTICLE II.
RETENTION OF CONTRACTOR

2.1 Retention of Contractor. Owner hereby engages Contractor, and Contractor hereby agrees to be engaged by Owner, to perform the Work in accordance with the terms and conditions set forth herein.

2.2 Status of Contractor; No Partnership. Contractor shall be an independent contractor with respect to any and all Work performed and to be performed under the Contract Documents. The Contract Documents shall not be interpreted or construed to create an association, joint venture or partnership relationship among or between the Parties or any similar relationship, obligations or liabilities. Neither Party shall have any right, power or authority to enter into any agreement or undertaking for, act on behalf of, or to act as or be an agent or representative of, or to otherwise bind or obligate the other Party.

2.3 Subcontractors and Vendors.

(a) Subject to the terms hereof, Contractor shall have the right to have any portion of the Work performed by a Subcontractor or Vendor qualified to perform such Work pursuant to written subcontracts or written purchase orders; provided that Contractor shall not be relieved from any liability or obligation under the Contract Documents. Contractor shall be solely responsible for engaging, managing, supervising and paying all such Subcontractors and Vendors. Contractor shall require that all Work performed, and all Equipment provided by Subcontractors and Vendors are received, inspected and otherwise furnished in accordance with the Contract Documents, and Contractor shall be liable for all acts, omissions, liabilities and Work (including Defects therein) of such Subcontractors and Vendors. Owner shall not have any obligation or liability to any Subcontractor or Vendor. Nothing in any contract, subcontract or purchase order with any Subcontractor or Vendor shall in any way diminish or relieve Contractor from any duties and obligations under the Contract Documents. No Subcontractor or Vendor is intended to be or shall be deemed a third-party beneficiary of the Contract Documents.

(b) Each subcontract and purchase order shall require such Subcontractor and Vendor to include those terms and conditions of contracting which Contractor customarily includes in its subcontracts. At a minimum, all subcontracts shall require the Subcontractors to comply with Applicable Laws and Applicable Permits, shall provide that Owner has the right of inspection as provided hereunder. All subcontracts shall preserve and protect the rights of Owner, shall not prejudice such rights and shall require each Subcontractor to enter into similar agreements with other Subcontractors.

ARTICLE III.
CERTAIN OBLIGATIONS AND RESPONSIBILITIES OF CONTRACTOR

3.1 Scope of Work; Applicable Standards.

(a) Contractor shall, at its own cost and expense, (i)  construct, portions of the Plant, and perform its other obligations hereunder, in each case, as described in the scope of Work, and (ii) manage, supervise, inspect and furnish all Labor, Contractor Equipment, temporary structures, temporary utilities, products and services for the foregoing, in accordance with the Contract Documents, including, without limitation, the Project Schedule for the Scope of Work, as the same may be modified from time to time in accordance with the terms hereof by a Change Order or other amendment hereto (all of the foregoing obligations of Contractor being collectively referred to in this Agreement as the “Work”).

(b) Subject to the remedies provided for herein, Contractor shall perform the Work in a manner that is (i) sufficient, complete and adequate in all respects necessary for the Project to successfully achieve Mechanical Completion by the Guaranteed Mechanical Completion Date; (ii) in conformance with professional standards and skill, expertise and diligence of construction professionals regularly involved in major ethanol projects of similar size and nature to the Project; (iii) in compliance with the terms of the Contract Documents, all Applicable Laws and Applicable Permits; and (iv) approved as to form, use and content by public and private entities authorized to administer or enforce any building or construction code or standard whose approval of the final design of the Plant, or any portion thereof, is necessary for the construction or operation of the Plant.

(c) In light of the foregoing, Contractor has included within the Separated Contract Price the cost to complete the entire Work. Items must be specifically listed in the Contract Documents, indicated in Drawings, or in Exhibit A (or reasonably incidental thereto) in order to be deemed to be items within the Work. Contractor’s exclusions are set forth on Exhibit T of this Agreement.

(d) The Plant and the Work shall meet generally accepted standards utilized by construction professionals regularly involved in the construction of major ethanol projects.

3.2 Control and Method of the Work.

(a) Subject to the terms hereof, Contractor shall be solely responsible for performing or causing to be performed the Work in accordance with the terms of the Contract Documents, and for all means, methods, techniques, sequences, coordination, procedures, and safety and security programs in connection with such performance. Contractor shall inform Owner in advance concerning its plans for carrying out the Work. Contractor shall have the right to additional compensation and day for day time extension to the extent that Contractor’s ability to complete the Work in accordance with the terms hereof is materially impacted by unexpected delays or defects caused by Owner’s separate contractors, subcontractors, suppliers or vendors employed by Owner for the Project Site, or by Owner’s inability to timely obtain all Owner permits, in each case, as reasonably agreed by Owner and Contractor.

(b) Whenever the words “as ordered,” “as directed,” “as required,” “as permitted,” “as allowed,” “approved,” “reasonable,” “suitable,” “acceptable,” “properly,” “satisfactory,” or words or phrases of similar effect and import are used, it shall be understood that none of such terms shall imply that Owner has any authority over, right to control or responsibility for supervision of Contractor or its Subcontractors or Vendors, such supervision (including sole control over and responsibility therefor) being strictly reserved for Contractor.

3.3 Compliance with Law. Contractor shall comply, and shall cause all of its Subcontractors, Vendors and Persons that it has a right to direct who are engaged in the performance of any of the Work to comply with, all Applicable Laws and Applicable Permits. Contractor shall perform the Work in a manner designed to protect the environment on the Job Site and minimize damage or nuisance to Persons and property of the public or others, including damage or nuisance resulting from pollution, noise or other causes arising as a consequence of methods of construction or operation of the Plant.

3.4 Certain Matters Pertaining to Job Site.

(a) Project Inspection. Contractor acknowledges that prior to the execution of this Agreement, Contractor (i) has made an examination of the Job Site and the surrounding areas, drawings and specifications; (ii) has made an examination to determine the difficulties and hazards incident to the performance of the Work, including (A) the location of the Project, (B) the proximity of the Project to adjacent facilities and structures, (C) the conditions of the roads and waterways in the vicinity of the Job Site, including the conditions affecting shipping and transportation, access, disposal, handling and storage of materials, (D) the nature and character of the soil, terrain and surface conditions (excluding all subsurface conditions except as set forth in the preliminary soils report by Professional Services Industries, Inc. dated March 26, 2006) of the Job Site, (E) the labor conditions in the region of the Job Site, (F) Applicable Laws and Applicable Permits, (G) rights of Owner regarding the Job Site as set forth herein, (H) the local weather conditions based upon previous weather data, (I) the qualifications of all Subcontractors and Vendors, and (J) all other matters that might affect Contractor’s performance under this Agreement or the construction, start-up, demonstration and testing of the Plant; and (iii) has determined to Contractor’s satisfaction the nature and extent of such difficulties and hazards.

(b) If Contractor (i) encounters any concealed subsurface conditions which a reasonable, experienced Contractor would not foresee existing at the Job Site and which vary materially from the conditions shown in this Agreement,or the preliminary soils report as referenced in Section 3.4(a) and (ii) any such condition causes a material increase or decrease in the Separated Contract Price or time required for performance of the Work or otherwise materially affects any provision of this Agreement, then Contractor shall notify Owner thereof and Owner may either (x) issue a Change Order prior to issuing the Notice to Proceed to address such condition or (y) terminate this Agreement pursuant to Section 15.3.

3.5 Owner Access to Job Site. Owner shall have the right to have representatives on the Job Site full time. In addition, Contractor shall provide reasonable access to the Job Site and the Work at all times to Owner, Owner’s other contractors, and their respective employees, representatives, agents and consultants. All visitors to the Project Site shall comply with the Contractors’ Site Safety Rules. Provided, however, Contractor reserves the right to deny access from time to time should conditions at the Project Site potentially create risk of bodily harm.

3.6 Inspection and Testing of Work in Progress.

(a) Each item of Equipment to be supplied by Contractor shall be subject to inspection and testing during and upon completion of its fabrication and installation in accordance with the provisions of the Scope of Work. Without limiting the foregoing, Contractor shall assist in inspection and testing of the Equipment in accordance with standard inspection practices and as required by applicable specifications before their shipment.

(b) Contractor shall perform inspection, expediting, quality surveillance and traffic services as are required for performance of the Scope of Work. Contractor shall perform such detailed inspection of work in progress at intervals appropriate to the stage of construction or fabrication of the Project as is necessary to ensure that such work is proceeding in accordance with this Agreement and the Contract Documents and to protect Owner against defects and deficiencies in such work.

(c) Contractor shall permit Owner and, as authorized by Owner, any party designated by Owner, and the Financing Parties to inspect, test and observe the Work from time to time; provided, however, that none of such Persons shall have any authority or responsibility for such Work and provided that testing is non-destructive and in accordance with Prudent Industry Practices. Contractor shall provide Owner each month during performance of the Work with a schedule of all testing proposed for the following three (3) month period in compliance with the requirements of the Scope of Work. Any tests, observations or inspections shall not delay or interfere with Contractor’s progress of performing the Scope of Work.

3.7 No Waiver of Responsibility. No inspection made, acceptance of Work, payment of money or approval given by Owner, or the Financing Parties shall relieve Contractor of its obligations for the proper performance of the Work in accordance with the terms hereof. Owner may reject any Work with Defects or which is not in accordance with the requirements of the Contract Documents, regardless of the stage of completion, the time or place of discovery of error, and whether Owner previously accepted any or all of such Work through oversight or otherwise. No approval given by Owner, in and of itself, shall be considered as an assumption of risk or liability by any such Person. Any such approval shall mean that the Person giving the approval has no objection to the adoption or use by Contractor of the matter approved at Contractor’s own risk and responsibility.

3.8 Defective Work. Contractor shall at its own cost and expense correct or replace any Work that contains a Defect, or is not otherwise in accordance with the Contract Documents. Equipment that has been replaced, if situated on the Job Site, shall be removed by Contractor from the Job Site at Contractor’s own cost and expense. If Contractor or any Subcontractor defaults or neglects to carry out the Scope of Work in accordance with the Contract Documents and Contractor fails within a reasonable period of time (as reasonably determined by Contractor) after it knows or should have known of such default or neglects to commence and continue correction of such default or neglect with diligence and promptness, Owner may, without prejudice to other remedies Owner may have under this Agreement, correct such deficiencies. In such event, an appropriate Change Order shall be issued deducting from payments then or thereafter due to Contractor the cost of correcting such deficiencies. If payments then or thereafter due to Contractor are not sufficient to cover such amounts, Contractor shall pay the difference to Owner within three (3) days from Owner’s request therefor. Contractor shall correct any and all deficiencies as required by the Contract Documents notwithstanding any actual or possible legal obligation or duty of a Subcontractor concerning same and nothing contained in this Section shall modify Contractor’s obligation to achieve Final Acceptance in accordance with the Contract Documents.

3.9 Clean-Up.

(a) Contractor shall at all times keep the Job Site reasonably free from waste, rubbish and Hazardous Material, other than Pre-Existing Hazardous Material, relating to its Work. Contractor shall maintain the Job Site in a neat and orderly condition throughout the performance of the Work. Contractor shall employ sufficient personnel to clean its office at the Job Site and work areas and shall cooperate with the other Persons working at the Job Site to keep the Job Site clean.

(b) Prior to the Final Acceptance Date or as soon as practicable after the termination of this Agreement by Owner in accordance with the provisions of Article XV, Contractor shall (i) remove all Contractor Equipment from the Job Site (other than equipment, supplies and materials necessary or useful to the operation or maintenance of the Plant and Equipment and equipment, supplies and materials directed by Owner to remain at the Job Site until completion of the Plant), (ii) clean out all pits, pipes, chambers and conduits, (iii) tear down and remove all temporary structures on the Job Site built by it or its Subcontractors and restore such areas to a condition consistent with that of a newly constructed ethanol plant, except as required by Applicable Law, Section 3.16(d) or any other provision of this Agreement, and (iv) remove all waste, and rubbish from and around the Job Site, except that Contractor shall not be required to excavate, remove, transport or otherwise dispose of (a) Pre-Existing Hazardous Material on the Job Site, other than as set forth in Section 3.16(a)(iv), or (b) any waste, rubbish or Hazardous Material caused by Owner or its representatives, agents or other contractors.

3.10 Obtaining, Maintaining and Identifying Permits.

Owner shall timely obtain and maintain all permits. Contractor shall provide assistance reasonably requested by the Owner in connection with the Owner’s efforts to obtain and maintain the Permits. Owner agrees to compensate Contractor for the actual out of pocket costs (without mark-up) for any changes to the Work made during the permit process which requires additional work beyond the Scope of Work.

3.11 Labor.

(a) General. Contractor shall be responsible for retaining all Labor necessary for it to perform its obligations hereunder and comply with the provisions hereof, all in accordance with Applicable Laws. Contractor shall be responsible for all costs incurred in complying with this Section 3.11 or otherwise associated with its Labor.

(b) Engagement of Labor. Contractor shall make its own arrangements for the engagement of all Labor in connection with the Contract Documents and the performance of the Work. Contractor shall employ in the performance of the Work only Labor, whether supervisors, skilled workers or laborers, who are competent to perform their assigned duties in a safe and secure manner and shall use all reasonable efforts to cause its Subcontractors and Vendors to adhere to the same standard with respect to their Labor. Contractor agrees, where required by Applicable Law, to employ only licensed personnel in good standing with their respective trades.

(c) Identification. Contractor shall identify each member of its and its Subcontractor’s and Vendor’s Labor in accordance with the standards and procedures that are mutually acceptable to the Parties.

(d) Supply of Services for Labor. Unless expressly excluded in Exhibit T, Contractor shall provide and maintain at the Job Site, in accordance with Applicable Laws and Applicable Permits, such accommodations, services and amenities as necessary for all Labor employed for the purpose of or in connection with the Contract Documents, including all water supply (both for drinking and other purposes), electricity supply, sanitation, safety, security, fire prevention and fire--fighting equipment, refuse disposal systems and other requirements in connection with such accommodations or amenities. Owner shall provide electricity at the property fence line.

(e) General Management of Employees. Notwithstanding the provisions of Section 3.11(f), Contractor shall preserve its rights to exercise and shall exercise its management rights in performing the Work. Such management rights shall include the rights to hire, discharge, promote and transfer employees; to select and remove foremen or other persons at other levels of supervision; to establish and enforce reasonable standards of production; to introduce, to the extent feasible, labor saving Equipment and materials; to determine the number of craftsmen necessary to perform a task, job or project; and to establish, maintain and enforce rules and regulations conducive to efficient and productive operations.

(f) Labor Disputes. Contractor shall use reasonable efforts to minimize the risk of labor-related delays or disruption of the progress of the Work. Contractor shall promptly take any and all reasonable steps that may be available in connection with the resolution of violations of collective bargaining agreements or labor jurisdictional disputes, including the filing of appropriate processes with any court or administrative agency having jurisdiction to settle, enjoin or award damages resulting from violations of collective bargaining agreements or labor jurisdictional disputes. Contractor shall advise Owner promptly, in writing, of any actual or threatened labor dispute of which Contractor has knowledge that might materially affect the performance of the Work by Contractor or by any of its Subcontractors or Vendors. Notwithstanding the foregoing, the settlement of strikes, walkouts, lockouts or other labor disputes shall be at the discretion of the Party having the difficulty. Any additional costs resulting from labor disputes, strikes, walkouts or lockouts shall be shared equally between Contractor and Owner. Provided, however, that in any labor dispute where additional costs or delays are incurred by Contractor due to a labor dispute directly or indirectly caused by the Owner directly hiring or managing of labor, Contractor shall be compensated and provided a time extension pursuant to Article 6.2.

(g) Personnel Documents. Contractor shall ensure that all its personnel and personnel of any Subcontractors or Vendors performing the Work are, and at all times shall be, in possession of all such documents (including, without limitation, visas, driver’s licenses and work permits) as may be required by any and all Applicable Laws.

(h) Replacement at Owner’s Request. Within ten (10) days after request by Owner, Contractor shall remove from the Job Site and performance of the Work, and cause any Subcontractor or Vendor to remove from the Job Site and performance of the Work, and as soon as reasonably practicable, any Person performing the Work whom Owner believes to be creating a safety hazard.

3.12 Project Management and Contractor’s Representative.

(a) Project Management. Contractor has designated a management team as set forth on Exhibit O. During the performance of the Work from the Initial Site Mobilization and thereafter, Contractor shall maintain continuously at the Job Site adequate management, supervisory, administrative, security and technical personnel, to ensure expeditious and competent handling of all matters related to the Work, according to its determination of the staffing required for this purpose.

(b) Contractor’s Representative. Contractor shall appoint one individual (the “Contractor’s Representative”), who shall be authorized to act on behalf of Contractor and with whom Owner may consult at all reasonable times, and whose instructions, requests and decisions in writing will be binding upon Contractor. In the event that Contractor removes or replaces such representative, Contractor shall appoint another individual with the prior written consent of Owner, which shall not be unreasonably withheld. Contractor shall not remove or replace such representative without Owner’s prior written consent.

3.13 Temporary Office Quarters. During the performance of the Work from the Initial Site Mobilization and thereafter, Contractor shall maintain a suitable office at the Job Site at or near the site of the Work which shall be the headquarters of Contractor’s Representative designated pursuant to Section 3.12.

3.14 Cooperation with Other Contractors. Contractor shall cooperate and cause its Subcontractors and Vendors to cooperate with Owner, and other unrelated contractors who may be working at or near the Job Site in order to assure that neither Contractor, nor any of its Subcontractors or Vendors unreasonably hinders or increases, or makes more difficult than necessary the work being done by Owner and other unrelated contractors. Contractor agrees to perform the Work in full cooperation with such others and to permit, reasonable access to, and use of, the Job Site and the Work, by said others or by Owner, whether such Work is partially or entirely complete, when, in the judgment of Owner, such access or use is necessary for the performance and completion of the work of others. All personnel entering or leaving the site shall follow Contractor’s Project Site Safety Rules.

3.15 Protection and Safety.

(a) Prior to the Mechanical Completion Date, Contractor shall be responsible for the security, protection and safety of the Job Site or that are in any manner affected by the performance of the Work. As of the Mechanical Completion Date, Owner shall have control over the Project.

(b) Contractor shall initiate and maintain reasonable safety precautions and accident prevention programs for the Job Site and in the performance of the Work, which shall be in compliance with all Applicable Laws and Applicable Permits, to prevent injury to persons or damage to property on, about or adjacent to the Job Site and in the performance of the Work.

3.16 Environmental Matters.

(a) [Reserved]

(i) [Reserved]

(ii) Contractor shall conduct its activities under the Contract Documents, and shall cause each of its Subcontractors to conduct its activities, in a manner designed to prevent pollution of the environment or any other release of any Hazardous Material by Contractor and its Subcontractors and Vendors in a manner or at a level requiring remediation pursuant to any Applicable Law.

(iii) Contractor shall not cause or allow the release or disposal of Hazardous Material at the Job Site, bring Hazardous Material to the Job Site, or transport Hazardous Material from the Job Site, except in accordance with Applicable Law and Applicable Permits and upon Owner’s written approval. Contractor shall be responsible for the management of and proper disposal of all Hazardous Material brought onto or generated at the Job Site by it or its Subcontractors or Vendors, if any. Contractor shall cause all such Hazardous Material brought onto or generated at the Job Site by it or its Subcontractors or Vendors, if any, (A) to be transported only by carriers maintaining valid permits and operating in compliance with such permits and laws regarding Hazardous Material pursuant to manifest and shipping documents identifying only Contractor as the generator of waste or person who arranged for waste disposal, and (B) to be treated and disposed of only at treatment, storage and disposal facilities maintaining valid permits operating in compliance with such permits and laws regarding Hazardous Material, from which, to the best of Contractor’s knowledge, there has been and will be no release of Hazardous Material. Contractor shall submit to Owner a list of all Hazardous Material to be brought onto or generated at the Job Site prior to bringing or generating such Hazardous Material onto or at the Job Site. Contractor shall keep Owner informed as to the status of all Hazardous Material on the Job Site and disposal of all Hazardous Material from the Job Site.

(iv) Owner warrants and represents that the Project Site does not contain Hazardous Materials. If Contractor or any of its Subcontractors or Vendors releases any Hazardous Material on, at, or from the Job Site, or becomes aware of any Person who has stored, released or disposed of Hazardous Material on, at, or from the Job Site during the Work, Contractor shall immediately notify Owner in writing. If Contractor’s Work involved the area where such release occurred, Contractor shall immediately stop any Work affecting the area. Contractor shall, at Owner’s sole cost and expense, diligently proceed to take all necessary or desirable remedial action to clean up fully the contamination caused by any release by Contractor or any of its Subcontractors or Vendors of any Pre-Existing Hazardous Material.  Any Hazardous Material that was brought onto or generated at the Job Site by Contractor or any of its Subcontractors or Vendors, whether on or off the Job, shall be the responsibility of Contractor.

(v) If Contractor discovers any Pre-Existing Hazardous Material that has been stored, released or disposed of at the Property Site, Contractor shall immediately notify Owner in writing. If Contractor’s Work involves the area where such a discovery was made, Contractor shall immediately stop any Work affecting the area and Owner shall determine a reasonable course of action. Contractor shall not, and shall cause its Subcontractors and Vendors to not, take any action that may exacerbate any such contamination. If Owner desires Contractor to perform all or part of any evacuation that may become necessary as a result of the discovery of any such Pre-Existing Hazardous Material, it shall request a Change pursuant to Section 6.1. If so requested by Owner, Contractor shall cooperate with and assist Owner in making the Job Site available for taking necessary remedial steps to clean up any such contamination at Owner’s expense as determined in accordance with Section 6.3.

3.17 Fire Prevention.

(a) Contractor shall be responsible for providing temporary fire prevention and protection while performing the Scope of Work and shall take all reasonable precautions to minimize the risk of fire during construction. Contractor shall provide instruction to the Labor in fire prevention control and shall provide appropriate fire-fighting and fire protection equipment and systems at the Job Site.

(b) Contractor will implement reasonable fire protection precautions to protect Work in progress, in particular with regard to fuel and other flammable materials.

(c) Owner shall be responsible for the supply and installation of all permanent fire protection systems and appurtenances.

3.18 Religious and Archaeological Resources. In the event any archaeological or religious sites, places, monuments or areas are discovered or identified by Contractor during the performance of Work under the Contract Documents, Contractor shall leave such sites untouched and protected by fencing and shall immediately stop any Work affecting the area. Contractor shall notify Owner of any such discovery as soon as practicable, and Contractor shall carry out Owner’s instructions for dealing with the same. All fossils, coins, articles of value or antiquity and structures and other remains or things of geological, archaeological, historical, religious, cultural or similar interest discovered on the Job Site shall, as between Owner and Contractor, be deemed to be the absolute property of Owner. Contractor shall prevent its and its Subcontractors’ and Vendors’ Labor and any other Persons from removing or damaging any such article or thing. Any additional costs or delays caused by encountering any religious and archaeological resources shall be submitted as a change order under Article VI.

3.19 Reports, Plans and Manuals.

(a) Status Reports. Within ten (10) days after the beginning of each month, Contractor shall prepare and submit to Owner written progress reports, in a form reasonably acceptable to Owner, which include a description of the progress and status of the Work compared to the Project Schedule, the status of Equipment and other scheduled deliveries, the Subcontractors’ activities, purchasing and construction progress. Photographs may also be included documenting the construction progress. Each photograph shall show the date, Contractor’s name and description of the view taken. In accordance with Section 5.3 hereof, Contractor shall also report any events which may affect the Project Schedule, including any Force Majeure Events, liens on the Property Site or the Project, or any asserted violations of Applicable Laws or Applicable Permits.

(b) Reporting of Accidents. Contractor shall report in writing to Owner (and, to the extent required by any Applicable Law or Applicable Permit, the appropriate Government Authority) details of any accident that is on or about the Job Site as soon as possible after its occurrence, but in any event not later than forty-eight (48) hours after such accident occurs. In the case of any fatality or serious injury or accident, Contractor shall, in addition, notify Owner (and, to the extent required by any Applicable Law or Applicable Permit, the appropriate Government Authority) immediately.

(c) Meetings. During the performance of the Scope of Work, Contractor and Owner shall, at a minimum, conduct meetings each month at a mutually convenient time and date for the purpose of reviewing the progress of the Scope of Work, the latest progress reports, the Health Plan, the Environmental Plan, the Safety Plan, Contractor’s and Subcontractors’ adherence to the Scope of Work and the Project Schedule as well as the status of any claims on the Project and claims submitted pursuant to the terms of the Contract Documents. Contractor shall prepare detailed minutes of each such meeting, in form and content acceptable to Owner, and shall distribute same to Owner within five (5) days after such meeting.

(d) Contractor Not Relieved of Duties or Responsibilities. Neither the submission to or approval by Owner of progress and other reports, plans and manuals, nor the provision of general descriptions shall relieve Contractor of any of its duties or responsibilities under the Contract Documents.

3.20 Drawings, Data and Other Materials.

(a) All Drawings, Red-line As-Built Drawings, reports and other information (except financial, accounting and payroll records) furnished to Contractor, or prepared by it, its Subcontractors or others in connection with the performance of the Work, whenever provided, shall be kept by Contractor in an orderly and catalogued fashion for reference by Owner during the performance by Contractor of the Work. Contractor shall maintain at the Property Site at least one (1) copy of all Drawings, Red-line As-Built Drawings, Change Orders and other modifications in good order and marked to record all changes made during performance of the Work, including, without limitation, all field deviations from the construction drawings. Within thirty (30) days after Final Acceptance, or upon the earlier termination of this Agreement, Contractor shall transfer the Red-line As-Built Drawings, to Owner and they shall become the sole property of Owner.

(b) Contractor shall furnish Owner with documents that correctly reflect, with substantial completeness, the Plant.

(c) The Owner shall provide Contractor with a complete set of Drawings of the Plant to be constructed at the Property Site. Contractor shall maintain Red-line As-Built Drawings to record significant changes in the layout of the Work.

3.21 Operating and Maintenance Manuals. Contractor shall supply Owner with manuals and/or handbooks for all equipment supplied by Contractor.

3.22 Accounting Information. During the term of this Agreement and continuing for two (2) years after the Final Acceptance Date, Contractor will provide Owner with any reasonably necessary assistance for Owner’s federal, state or local tax filings and filings with the Securities and Exchange Commission.

3.23 Contractor Taxes. Contractor shall pay and administer all federal, state and local taxes and duties incurred or payable in connection with the Work, including, without limitation, taxes based on or related to Contractor’s or its Subcontractors’ or Vendors’ Labor or income, except for Owner Taxes (collectively, “Contractor Taxes”); provided, however, that if Contractor is responsible for payment of Owner Taxes under Applicable Law, unless otherwise instructed by Owner or Owner is contesting such taxes, Contractor shall pay such taxes and Owner shall reimburse Contractor therefor upon submission of evidence of payment. Contractor shall promptly provide Owner with reports or other evidence reasonably acceptable to Owner showing the payment of Contractor Taxes by Contractor and any Owner Taxes required to be paid by Contractor pursuant to this Section 3.23. Contractor shall cooperate with Owner to endeavor to minimize any Owner Taxes.

3.24 [Reserved]

3.25 Contractor’s Obligation to Notify. Contractor shall keep Owner advised as to the status of the Equipment and Work and shall inform Owner in writing, within a reasonable time, upon the occurrence of any of the following: (i) any occurrence or event that may be expected to impact the schedule for delivery and/or installation of Equipment; (ii) any technical problem not anticipated at the start of the Work or of significant magnitude that may impact the Plant or any component thereof or the Project Schedule; (iii) any Defect; and (iv) any material changes to previously submitted information. Owner shall have the right to verify the information provided by Contractor. In connection therewith, Contractor shall identify those items provided to Owner that would enable Owner to verify such information in an expedient manner.

3.26 Lines and Grades. Contractor shall provide for the proper laying out of the construction Work, for making measurements and for establishing temporary or permanent reference marks in connection with the construction Work and Plant. Contractor shall ensure that all improvements constructed in connection with the Work are constructed substantially within the boundaries of the Job Site as delineated in Exhibit P and do not encroach on any easements, rights of way or other improvements existing on the Property Site as delineated in Exhibit P. Tolerances shall be in accordance with applicable laws, construction industry standards and as specified or required by manufacturers.

3.27 [Reserved]

3.28 Emergencies. In the event of any emergency that endangers or could endanger life or property, Contractor shall take such action as may be reasonable and necessary to prevent, avoid or mitigate injury, damage or loss and shall, as soon as possible, report any such incidents, including Contractor’s response and actions with respect thereto, to Owner.

3.29 Start Up Process. Contractor shall assist the Plant start-up in accordance with the process set forth in Exhibit A, Scope of Work.

3.30 Access. Contractor shall use only the entrance(s) to the Job Site specified by Owner for ingress and egress of all personnel, equipment, vehicles, and materials. Contractor shall perform the Work consistent and in accordance with Owner’s ownership, license and easement rights in and to the Site.

ARTICLE IV.
CERTAIN OBLIGATIONS OF OWNER

4.1 Permits. Owner shall, with Contractor’s reasonable assistance timely obtain and maintain, at its own cost and expense, all Permits. Owner shall deliver to Contractor evidence that the Permits necessary to begin construction of the Plant have been received by Owner or, if any such required Owner Permit has not actually been issued, that it has been approved for issuance, or in the opinion of Owner, will be approved for issuance. Any delays or additional costs related to permits shall be submitted as a change order as provided for in Section 6.2.

4.2 Gas; Electricity; Raw and Potable Water Supply and Wastewater Disposal. No less than 90 days prior to Mechanical Completion, and through Final Acceptance, Owner shall supply at its expense all natural gas, electricity, raw water and all potable water at the Property Site, and shall dispose of all wastewater which is in conformance with governmental wastewater requirements from the Property Site as needed by Contractor in connection with the installation, start-up and testing of the Plant.

4.3 Access to Property Site. Subject to Section 3.30 and consistent with the terms of the Applicable Permits and Owner’s ownership, license, and easement rights in and to the Site, Owner shall make the Site reasonably available to Contractor and its Subcontractors and Vendors and assure reasonable rights of ingress and egress to and from the Site for Contractor and its Subcontractors and Vendors for performance of the Work; provided, however, that Contractor shall coordinate with Owner regarding (a) initial entry onto the Job Site or any part thereof, and (b) contact with the persons who own property on or near, or have granted license or easement rights in and to, the Job Site.

4.4 Rights of Way. Owner shall obtain, at its own cost and expense, any easements and rights of way over the property of others for the construction of the site access road as required, in order that Contractor Equipment, its personnel and its Subcontractors and Vendors have ingress to and egress from the Property Site. In addition, Owner shall provide reasonable assistance to Contractor, upon its request, in connection with Contractor’s procurement of any easements and rights of way over the property of others that are necessary for the personnel and construction equipment of Contractor and its Subcontractors and Vendors to have ingress to and egress from portions of the Job Site other than the Property Site, except for any transportation rights of way, permits or easements.

4.5 [Reserved]

4.6 Owner Taxes. Owner shall pay all real property taxes assessed against the Property Site and any permanent use charges or assessments such as water or sewer (but excluding charges and taxes for construction utilities and fuel to be supplied by Contractor as required hereunder, which shall be Contractor’s responsibility), and, subject to Section 3.23, Owner shall be responsible for the payment of, or reimbursement to Contractor of, state or local sales and/or use or excise taxes in connection with the purchase of all Equipment (including rentals, leases and consumables), except for such taxes Owner contests in good faith (collectively, “Owner Taxes”). In the event that Owner is required to pay additional state or local taxes because Contractor failed to follow written instructions of Owner appropriately, Contractor shall be responsible for the cost of such additional taxes within thirty (30) days of Owner’s request therefor.

4.7 Owner’s Cooperation. At no additional cost to Owner, Owner shall cooperate in all material respects to permit Contractor to timely perform its obligations hereunder and shall make reasonable efforts to supply to Contractor, in a timely manner, either directly or indirectly, material information and data that is available to Owner and that is required for the performance of the Work; Owner does warrant all material respects and the correctness of the information and documentation provided hereunder.

4.8 Owner’s Representative. No later than the date of this Agreement, Owner shall designate in writing one or more representatives at the Property Site (at least one of whom shall be at the Job Site during normal business hours) who shall act as the single point of contact for both Contractor and the Engineer with respect to the prosecution of the Work, administration of the Contract Documents on behalf of Owner, approval of Contractor’s submissions hereunder and inspection of the Work, as reasonably necessary for Contractor’s performance of the Work. Owner’s representative, as designated by Owner, shall have exclusive authority to approve Change Orders from time to time and Owner shall provide to Contractor the names of such members no later than the date of this Agreement.

4.9 Operation and Maintenance. Owner shall, commencing 60 days prior to the anticipated Mechanical Completion Date, provide O&M personnel for testing, start-up, operation, commissioning, and maintenance of the Project; provided, however, that Contractor shall remain solely responsible for performing the Work in accordance with this Agreement, including Contractor’s obligation to achieve Mechanical Completion on or before the Guaranteed Mechanical Completion Date, except for any act, omission, failure, non-achievement, negligence or non-performance of such O&M personnel.

4.10 Owner shall provide complete Approved for Construction (“AFC”) and permitted Drawings for the 35,000,000 MGPY ethanol plant designed and laid out for the Property Site.

4.11 Owner shall provide all Equipment in accordance with the Project Schedule. Contractor’s sole responsibility will be to assemble or erect such Equipment.

ARTICLE V.
PROJECT SCHEDULE

5.1 Commencement of Work. After the date hereof, Contractor will commence performance of the Work so as to ensure completion of the Work in accordance with the terms hereof.

5.2 [Reserved]

5.3 Project Schedule.

(a) Contractor shall perform the Work in compliance with the Project Schedule, including completing the Work required by the Guaranteed Mechanical Completion Date. Contractor hereby covenants and warrants to Owner that in undertaking to complete the Work in accordance with the terms hereof. Contractor shall provide the reports as required herein, and provide any further information required by Owner as Owner, the Financing Parties or the Engineer may reasonably request to verify actual progress and forecast future progress of the Work. Contractor shall promptly notify Owner in writing of any occurrence that Contractor has reason to believe will adversely affect the completion of the Work by the Guaranteed Mechanical Completion Date or materially adversely affect completion of the Work in accordance with the Project Schedule. Contractor will specify in said notice the corrective action planned by Contractor to overcome the effect of the delay or potential delay.

(b) Without limiting the obligations of Contractor under Section 5.3(a), Contractor shall provide together with its monthly status reports required hereunder any revisions to the Project Schedule that provide for the orderly, practicable and expeditious completion of the Work in accordance with the requirements of the Contract Documents. Each revised Project Schedule shall be presented in such reasonable detail and shall address all material elements of the Work. Contractor shall consult with Owner in connection with each revision to the Project Schedule provided under this paragraph.

(c) In the event Owner reasonably believes Contractor’s completion will not be completed by the date required therein, Owner shall notify Contractor in writing, and Contractor shall, within fourteen (14) days of receipt of Owner’s notice, provide to Owner a written plan detailing the activities or sequence of events Contractor will implement to assure completion by the date required in Exhibit B. In the event Contractor fails to complete by the date required in Exhibit B, Contractor shall provide to Owner a written recovery plan at the earliest possible date to minimize delay of the Project Schedule. Such recovery plan shall include, without limitation, reasonable evidence of increases in Contractor’s work force, increases in the number of shifts, overtime operations, additional days of Work per week, and such other evidence as necessary for the timely completion of the Work in accordance with the Contract Documents. Approval by Owner and the Engineer of such plan shall not (i) be deemed in any way to have relieved Contractor of its obligations under this Agreement relating to the failure to achieve Mechanical Completion or by the Guaranteed Mechanical Completion Date, (ii) limit the rights of Owner under Section 11.2. Further, Contractor acknowledges that the implementation of any such recovery plan may result in material additional costs and expenditures for Contractor (including by way of overtime, additional crews and/or additional shifts). If the delay is caused by no fault of the Contractor, Contractor and Owner agree that Contractor may be entitled to a Change Order or any other compensation or increase in the Separated Contract Price in connection with the implementation of any such recovery plan.

(d) In no event will Contractor’s failure to complete by the date required for such change, delay or otherwise affect the required completion date.

5.4 Liquidated Damages. Nothing contained in this Article V shall relieve Contractor of its obligation to pay Schedule Liquidated Damages in the event that Mechanical Completion is not achieved by the Guaranteed Mechanical Completion Date.

ARTICLE VI.
CHANGE ORDERS

6.1 Change Order at Owner’s Request.

(a) Owner may at any time, by written notice to Contractor, request an addition to or deletion from or other changes in the Work (together with any necessary or requested amendments to this Agreement with respect thereto) (hereinafter “Change” or “Changes” by submitting a Request for Change Order in the form attached hereto as Exhibit S). Contractor shall reasonably review and consider such requested Change and shall make a written response thereto within seven (7) days after receiving such request. If Contractor believes that giving effect to any Change requested by Owner will increase or decrease its cost of performing the Work, shorten or lengthen the time needed for completion of the Work, require modification of its warranties in Article XII or require a modification of any other provisions of the Contract Documents, its response to the Change request shall set forth such changes (including any amendments to the Contract Documents) that Contractor deems necessary as a result of the requested Change and its justification therefor. If Contractor accepts the Changes requested by Owner (together with any amendments to the Contract Documents specified therein) or if the Parties agree upon a modification of such requested Changes, the Parties shall set forth the agreed upon Change in the Work and agreed upon amendments to the Contract Documents, if any, in a written change order signed by all Parties (a “Change Order”). Owner and Contractor agree that any change order shall include a 16% mark-up for burdened labor rates; 16% mark up for materials and supplies; 16% mark-up for rental rates and 16% mark-up for all subcontractor costs. If the Parties do not agree upon all terms of the Change Order, Contractor shall proceed with such Work and the dispute shall be resolved in accordance with the terms hereof.

(b) Owner may at any time, by written notice to Contractor, propose Changes in the Work or the Project Schedule due to a Force Majeure Event or an Owner Caused Delay or as provided in Section 3.2(a), a third party caused delay. If there is a material impact on Work or the Project Schedule as a result of such Force Majeure Event, an Owner Caused Delay, or such third party delay, then the Parties agree to bargain reasonably and in good-faith for the execution of a mutually acceptable Change Order for compensation and a time extension. Force Majeure Events will only entitle Contractor to extensions of the Project Schedule; provided, however, that if the Force Majeure Event exceeds three (3) days, Contractor shall be entitled to an increase in the Separated Contract Price for all amounts incurred as a result of the extension of such Force Majeure Event beyond three (3) days.

6.2 Change Orders Requested by Contractor.

(a) It is the intent of Owner and Contractor that the Scope of Work attached hereto as Exhibit A includes all items necessary for the proper execution and completion of the Work.

(b) Subject to paragraphs (c) and (d) below, Contractor may at any time, by written notice to Owner, request a Change in the Work (together with any necessary or requested amendments to the Contract Documents). If Contractor believes that such requested Change will increase or decrease its cost of performing the Work, lengthen or shorten the time needed for completion of the Work, require modification of its warranties in Article XII or require a modification of any other provisions of the Contract Documents, it shall notify Owner of such, setting forth its justification for and effect of such change. If Owner accepts the Changes requested by Contractor (together with amendments to the Contract Documents specified therein, if any), or if the Parties agree upon a modification of such requested Changes, the Parties shall set forth the agreed upon Change in the Work and agreed upon amendments to the Contract Documents, if any, in a written Change Order signed by all Parties. For the avoidance of doubt, the Parties agree that Owner’s representative shall have authority to approve Change Orders. The Parties hereby express their intention that this Agreement will not be modified orally, through course of conduct or otherwise (regardless of whether any other agreements or documents relating to this Project have been so amended or modified), unless a writing to such effect is executed by the Parties. Further, in the event either Party hereto proposes that any oral agreement or course of conduct be construed as an amendment or modification to this Agreement, it shall first notify the other Party in writing of such proposal in accordance with Section 18.4. No such proposal notice shall be deemed accepted unless executed by the Party receiving the same.

(c) Contractor may at any time, by written notice to Owner, propose Changes in the Work: (i) due to a Force Majeure Event, provided that such Force Majeure Event has an impact that will actually, demonstrably, adversely and materially affect Contractor’s ability to complete the Project by the required dates and further provided that Contractor complies with requirements provided in Article XIV and Section 6.2(b); (ii) due to an Owner Caused Delay, or, as provided in Section 3.2(a), third party delay, provided that such Delay has a demonstrable material cost increase to Contractor and/or schedule impact that will actually, demonstrably, adversely and materially affect Contractor’s ability to complete the Project by the required date and further provided that Contractor complies with the requirements set forth in Article XIV; (iii) due to a Change In Law, provided that such Change In Law prevents Contractor from performing all or a portion of the Work, has a demonstrable material cost increase to Contractor and/or has a schedule impact that will actually, demonstrably, adversely and materially affect Contractor’s ability to complete all portions of the Project by the required date, and further provided that Contractor shall diligently make adjustments to minimize the effect of such Change In Law on the Project; or (iv) due to certain unforeseeable subsurface conditions. If Owner agrees that Contractor has met all of the applicable condition precedents for a requested Change, then the Parties agree to the execution of a mutually acceptable Change Order. If in such event the Parties are unable to agree on a mutually acceptable Change Order, then the dispute shall be resolved in accordance with Article XVII. Any extension permitted under this Section shall be of an equitable duration designed to reflect the delay actually caused by the relevant event despite Contractor’s efforts to mitigate the same.

(d) If Contractor knows of circumstances or events that do or may require a Change in the Work or Project Schedule, Contractor shall provide written notification to Owner of such within fifteen (15) days after the date Contractor knows or should have known (in the exercise of due diligence) of such circumstances or events.

6.3 Changes to Separated Contract Price; Disputes. A Change Order initiated by either Party may have the effect of either increasing or decreasing the Separated Contract Price. Any Contractor response to a Change Order under Section 6.1 and any Contractor request for Changes under Section 6.2, shall be accompanied by a proposed all inclusive lump sum cost to Owner. In the event that the Parties are unable to reach an agreement on an all inclusive lump sum cost to Owner or a not-to-exceed cost estimate as a result of a requested Change, then Contractor agrees to perform the requested Change pending resolution of the dispute pursuant to Article XVII. In addition, in the event that Owner and Contractor are unable to reach agreement on a Change Order for a Change requested by either Owner or Contractor, at the direction of Owner (and only at the direction of Owner), Owner’s proposed Changes shall become effective as a Change Order and Contractor shall continue to perform the Work in accordance with such Change Order and the proposed Changes shall be performed by Contractor pending resolution of the dispute pursuant to Article XVII. Owner shall promptly compensate Contractor with a change order for the undisputed amount and the disputed amount shall be submitted for resolution of a dispute under Article XVII

6.4 Information Requests. Owner may request that Contractor provide written information (prior to the issuance of a request for Changes) regarding the effect of a contemplated Change on pricing, scheduling, warranty obligations or on other terms of the Contract Documents. The purpose of such a request will be to determine whether or not a Change will be requested. Contractor shall provide the requested information within fourteen (14) days after the receipt of said request. Contractor will be allowed to reasonably delay its response to such request to the extent that fulfilling such request would significantly delay progress on the Work. Such an information request is not a Change Order and does not authorize Contractor to commence performance of the contemplated change in Scope of Work.

6.5 Minor Changes. Owner shall have the direct authority to issue clarifications and order minor changes in the Work, effected by written order, which do not involve any adjustment to the Separated Contract Price or the Guaranteed Mechanical Completion Date, provided that such clarifications and changes are consistent with the intent of the Contract Documents. Such clarifications and changes shall be binding on Owner and Contractor. Contractor shall carry out such written orders promptly and Contractor shall receive no additional compensation therefor, nor shall there be any change to the Contract Documents, provided that not additional costs or delay is incurred by Contractor for said minor change(s).

ARTICLE VII.
SEPARATED CONTRACT PRICE; PAYMENTS TO CONTRACTOR

7.1 Separated Contract Price. Owner shall pay Contractor the Separated Contract Price, equal to Twenty-Four Million Two Hundred Two Thousand Four Hundred Eighty Two and No/100 Dollars ($24,202,482.00), as full payment for all Work to be performed by Contractor under the Contract Documents. The following amounts may also be payable to Contractor pursuant to the terms hereof are in addition to the Separated Contract Price: (i) change order work; (ii) any Early Completion Bonus; and (iii) interest payable on delayed payments by Owner hereunder. Except as expressly provided herein, payments of the Separated Contract Price shall be made based on the Schedule of Values as provided by Contractor to Owner. When the Contract is mutually executed between Owner and Contractor and Contractor provides the bond, Owner agrees to compensate Contractor within five (5) days thereof, the amount of five percent (5%) of the Contract Price. The Schedule of Values is formulated to ensure that the Contractor maintains a positive cash flow during the course of the Project.

7.2 Requests for Payment. Commencing after the date of this Agreement, prior to the tenth (10th) day of each month following any month, Contractor may submit to Owner a Request for Payment based upon the Schedule of Values on Work completed to date. Each Payment shall be due and payable within  twenty (20) calendar days after its receipt of a Request for Payment, provided that Contractor has delivered all Lien waivers requested by Owner in accordance with Section 7.6(b), Owner shall pay to Contractor the amount that remains after the deduction from the Payment requested of the following amounts: (i) any portion thereof that Owner disputes as not being due and owing, (ii) any overpayment made by Owner for any previous period, (iii) any Schedule Liquidated Damages and (including interest thereon) payable by Contractor, and (iv) any amounts withheld pursuant to Sections 7.3(c), 7.4 and 7.6(a). Owner shall not be obligated to make more than one payment during each month. If Contractor provides a Request for Payment after the tenth (10th) day of the month, Owner shall not be obligated to make payment until the following month. Disputes as to the achievement shall be resolved as soon as reasonably possible pursuant to Article XVII of this Agreement; provided, however, that Owner shall be required to pay only those amounts undisputed pending the resolution of such dispute pursuant to the terms of this Agreement.

7.3 General Provisions For Payments.

(a) If applicable, any payment by Owner shall be accompanied by a notice to Contractor specifying the amount of each deduction and setting forth the reason(s) why the deduction is justified. If undisputed amounts are due and unpaid by Owner, Contractor shall be entitled to payment of such amount, plus interest thereon at one and one-half percentage (1 ½%) per month from the date that such amount should have been paid until the date of such payment. Said interest shall be paid the following month along with the Request for Payment.

(b) Failure or forbearance on the part of Owner in withholding any amounts due under an invoice shall not be construed as accepting or acquiescing to any disputed claims. In addition, the making of any Payment by Owner shall not constitute an admission by it that the Work covered by such payment (or any Work previously performed) is satisfactory or timely performed, and Owner shall have the same right to challenge the satisfactoriness and timeliness of such Work as if it had not made such payment.

(c) Notwithstanding any other provision to the contrary contained herein, Owner, in addition to its rights set forth in Section 7.4, shall have no obligation to make payments to Contractor hereunder and Owner may decide not to certify payment or may nullify the whole or a part of a certification for payment made pursuant to a previous Request for Payment to such extent as may be necessary in Owner’s opinion to protect Owner from loss because of: (i) defective Work not remedied; (ii)  damage to Owner or another contractor, including damage to the property of Owner or any of its Affiliates; (iii) Contractor’s, or any Subcontractor’s or Vendor’s failure to carry out the Scope of Work in accordance with the Contract Documents; or (iv) the occurrence of a Contractor Event of Default.

(d) Each payment made pursuant to this Article shall be paid directly to Contractor. Such payment shall be wire-transferred to an account or accounts designated by Contractor in its Request for Payment.

7.4 Retainage.

(a) Amount of Holdback. Owner shall retain and withhold payment of seven and one half percent (7 ½%) of all payments made to Contractor (the “Holdback”). Such amount shall be held by Owner as security for the performance of Contractor’s obligations hereunder and any interest thereon shall accrue for the account of Owner and not Contractor. Owner shall place the Holdback in an interest bearing account for Contractor’s sole benefit. Owner and Contractor agree that no retention will be withheld for change order work.

(b) Release of Holdback. Owner shall hold the aggregate amount of the Holdback until the Mechanical Completion Date. After the Mechanical Completion Date, Owner shall release the Holdback less one hundred fifty percent (150%) of the value of outstanding punch list items (punch list items shall be mutually agreed to between Owner and Contractor). Once Contractor completes the punch list items, any remaining Holdback shall be immediately released and paid to Contractor. Provided, however, Owner may withhold up to $50,000.00 of such remaining amount until Contractor provides Owner with the red-line As-built drawings. Any interest accruing on such amount shall accrue for the account of Contractor.

7.5 [Reserved]

7.6 Liens.

(a) Provided Owner has timely paid Contractor as required under this Agreement, within fifteen (15) days of receiving any notice of any Lien filed by any Subcontractor, or any Person working for, or through, Contractor or any Subcontractor, Contractor shall promptly commence to cause such Lien to be discharged or satisfied by bond or otherwise including, without limitation, by raising valid counterclaims against such Subcontractor. The expense of discharging or satisfying by bond any such Lien shall be paid by Contractor. Contractor shall indemnify, defend and hold harmless Owner, its Affiliates and all Persons acting for any of them, from and against any Lien against the property of Owner provided timely payment is made to Contractor. If Owner receives notice of any such lien, Owner shall provide notice thereof to Contractor. Contractor shall promptly commence all necessary proceedings to discharge or satisfy by bond any such Lien as soon as possible.

(b) As a condition precedent to the making of any payment hereunder, Contractor and each of its Substantial Subcontractors and Substantial Vendors shall provide Owner with a certificate in the form attached hereto as Exhibit H and Exhibit H-1. Contractor shall provide such certificates simultaneously with each Request for Payment.

(c) To the extent allowed by Applicable Law, Contractor hereby subordinates any Liens to which it may be entitled under Applicable Law or under the provisions of the Contract Documents to any Lien granted in favor of the Financing Parties, whether such Lien in favor of Financing Parties is created, attached or perfected prior to or after the Lien in favor of Contractor.

ARTICLE VIII.
TITLE, RISK OF LOSS AND POSSESSION

8.1 Clear Title. Contractor warrants that legal title to and the ownership of the Work shall pass to Owner, free and clear of any and all Liens caused or created by Contractor, its Subcontractors or Vendors upon payment to Contractor of the portion of the Separated Contract Price then actually due to Contractor in connection with the Request For Payment as provided in the Contract Documents.

8.2 Risk of Loss. Risk of loss for the Project and the Work shall pass to Owner on the Mechanical Completion Date. Subject to the foregoing, from and after the date of the transfer of risk of loss (a) Owner shall assume all risk of physical loss or damage thereto, and all responsibility for compliance by the Plant with applicable safety and environmental laws, and all other Applicable Laws and (b) Owner shall, and does hereby, release Contractor from, and Owner will and shall cause insurers to waive its right of subrogation against Contractor and its Vendors and Subcontractors for loss or damage to the Plant which may thereafter occur; provided, however, Contractor shall continue to be responsible until the Mechanical Completion Date for claims, physical loss or damage to the Work to the extent resulting from Contractor’s negligent acts or omissions, and/or failure to comply with the requirements of the Contract Documents.

ARTICLE IX.
INSURANCE

9.1 Contractor Insurance Policies.

Upon execution of the Agreement and continuing through the Final Acceptance Date, Contractor shall, at its sole cost and expense, obtain and maintain in force insurance policies satisfying the requirements of this Article IX providing the following coverages of the types and in the amounts as follows (the “Contractor Insurance Policies”):

(a) Workers’ Compensation that complies with the laws of the State of Oregon and such other jurisdictions as may be applicable to its operations and includes an alternate employer endorsement. The amount of coverage of the insurance policy shall be the statutory amount required by the laws of the State of Oregon. Contractor expressly agrees to comply with all provisions of the Workers’ Compensation Laws or similar employee benefit laws of the United States, or wherein said Work is to be performed, or of the countries from which its personnel are employed, where required, if applicable.

(b) Employers’ Liability Insurance including Occupational Disease in the amount of $1,000,000.

(c) Comprehensive or Commercial General Liability insurance shall be in the amount of $1,500,000 per occurrence and $3,000,000 in the aggregate, including, but not limited to coverage for the following:

(i) Premises and Construction Operations;

(ii) Independent Contractors;

(iii) Products and Completed Operations, maintained for a period of three (3) years from the Final Acceptance Date;

(iv) Personal Injury Coverage (with the standard employee and contractual exclusions removed);

(v) Broad Form Property Damage;

(vi) Severability of Interest clause;

(vii) Broad Form Named Insured Endorsement;

(d) Automobile Liability Insurance, on an occurrence basis including coverage for all owned, leased, hired or non-owned automotive equipment (and containing appropriate no fault insurance provisions or other endorsements as are required under jurisdictional law or requirements), in the amount of $1,000,000 per occurrence or the amount required by Applicable Law, whichever is greater.

(e) Umbrella Excess Liability to be provided on a following form basis in the amount of $10,000,000 each occurrence and in the aggregate.

(f) To the extent that Contractor shall have licensed architects, engineers or consultants to perform Work under this Agreement, Professional (Errors and Omissions) Liability in limits not less than $1,500,000 each Claim and in the Aggregate,

9.2 The insurance required by Section 9.1 and the Agreement shall be written for not less than limits of liability specified in the Contract Documents or required by law, whichever coverage is greater. Coverages, whether written on an occurrence or claims-made basis, shall be maintained without interruption from date of commencement of the Work until date of final payment and termination of any coverage required to be maintained after final payment. Policies secured to address Section 9.1.f may be issued on a “claims-made” basis provided policies have a retroactive date of placement prior to or coinciding with the commencement of any Work performed performed under this Agreement, continue until Final Completion, and include at least a (2) year discovery period for submitting claims following final completion.

9.3 Qualified Insurers. All Contractor Insurance Policies shall be written by insurers reasonably acceptable to Owner and that are rated “A-” or higher by A.M. Best’s Key Rating Guide, or as may be approved in writing by Owner from time to time (a “Qualified Insurer”).

9.4 Certificates of Insurance. Contractor shall require all insurers under Contractor Insurance Policies to provide the Owner with certificates of insurance, in form and substance acceptable to the Owner, evidencing and describing the insurance policies and endorsements maintained hereunder upon commencement of the Work, or upon issuance of such policies, if earlier, and on each issuance anniversary while such insurance is in effect. The certificates of insurance shall evidence and describe the insurance policies and endorsements, including, without limitation, the requirements for the additional insured and waiver of subrogation as described in Section 9.3. Notwithstanding anything to the contrary contained herein, evidence of such coverage shall be provided to Owner as a condition precedent to Mobilization.

9.5 With respect to the policies secured pursuant to Section 9.1.a through 9.1.f, the policies shall be endorsed to

(a) name Owner, its lender and their respective officers, agents and employees as Additional Insured as respect to coverages specified for 9.1.b through 9.1.e by endorsements equivalent to ISO Form CG2010 (11/85) or ISO Form CG2010 (10/01) and ISO Form CG2037 (10/01);

(b) provide that the interests and protections of the additional insureds shall not be affected by any misrepresentation, act or omission of Contractor/Subcontractor or any breach by Contractor/Subcontractor of any provisions in the policies which would otherwise result in forfeiture or reduction in coverage;

(c) provide that Owner will not by inclusion as Additional Insured incur liability to the insurance carriers for payment of premiums or deductibles/self-insured retentions;

(d) provide that the policies are primary and is not excess of or contributing with any insurance or self-insurance maintained by Owner;

(e) provide that the policies contain a severability of interest clause stating that, except with respect to the coverage limits, insurance applies to each insured as though separate policies were issued to each.

9.6 Policies purchased and maintained by Contractor and any Certificates issued to evidence insurance required under this Article 9 shall contain by endorsement a waiver by each insurance carrier of the right of subrogation against Owner, its officers, agents and employees.

9.7 Inspection of Contractor’s Insurance Policies. In respect of all Contractor Insurance Policies, Contractor shall, when so requested by Owner, make Contractor’s policies of insurance available for review at a location mutually agreed to If Policies are procured on a project specific basis, Contractor shall, when so requested by Owner, provide copies of such policies and confirmation of premium payment.

9.8 Remedy on Failure to Insure. If Contractor shall fail to obtain and keep in force Contractor Insurance Policies, Owner may, without limiting any other remedy it may have, obtain and keep in force any such insurance and pay such premium or premiums as may be necessary for that purpose and recover from Contractor whether by way of deduction, offset or otherwise the cost of obtaining and maintaining such insurance.

9.9 Management of Insurance Policies. Except as directed by Owner, Contractor shall be responsible for managing and administering all Contractor Insurance Policies, including the payment of all deductibles and self-insured retention amounts, the filing of all claims and the taking of all necessary and proper steps to collect any proceeds on behalf of the relevant insured Person. If Contractor shall fail to perform these responsibilities, Owner may take such action as it determines appropriate under the circumstances. In the event Contractor collects proceeds on behalf of other Persons, it shall ensure that these are paid directly from the insurers to the relevant Person and, in the event that it receives any such proceeds, it shall, unless otherwise directed by Owner, pay such proceed to such Party forthwith and prior thereto, hold the same in trust for the recipient.

9.10 Owner Insurance Policies. Prior to the Initial Site Mobilization by Contractor and continuing through the Final Acceptance Date, Owner shall obtain and maintain in force with responsible and reputable insurance carriers, subject to usual and customary terms, exclusions and limitations and deductible provisions the following insurance of the types set forth below:

(a) All Risk Installation and Builder’s Risk Insurance. Upon the Initial Site Mobilization by Contractor and continuing through the Mechanical Completion Date, Owner shall obtain and maintain in force an All Risk Installation and Builder's Risk Insurance policy (the “Builder’s Risk Policy”) including Delay in Start-Up coverage. The Builder’s Risk Policy shall be in an amount at least equal to the full replacement value of the Project. A certificate of insurance evidencing the Builder's Risk Policy shall be furnished to Contractor prior to Mobilization by Contractor. Owner and Contractor shall be named as insureds thereunder. The Builder's Risk Policy shall contain the following terms: an amount equal to the full replacement value of the Work for “all risks” of physical loss or damage except as hereinafter provided, including coverage for earth movement, flood, boiler and machinery, transit and off-site storage accident exposure, start-up and testing coverage until the Mechanical Completion Date. The Builder’s Risk Policy may contain separate sub-limits and deductibles subject to insurance company underwriting guidelines. The Builder’s Risk Policy will be maintained in accordance with terms currently available in the insurance market for the construction of electric generating facilities.

(a.1) Contractor shall be liable to Owner for amount of the policy deductible not to exceed $100,000 each occurrence to the extent such losses payable under the property insurance are attributable to the Work, acts or omissions of the Contractor, its Subcontractors of all tiers, or for any other entity or party for whom the Contractor may be responsible. Such deductible amount shall not be included in the Cost of Work.

(a.2) Partial occupancy or use in accordance with Section [11] shall not commence until the insurance company or companies providing property insurance have consented to such partial occupancy or use by endorsement or otherwise. The Owner and the Contractor shall take reasonable steps to obtain consent of the insurance company or companies and shall, without mutual written consent, take no action with respect to partial occupancy or use that would cause cancellation, lapse or reduction of insurance.

9.10.1 Loss of Use Insurance. The Owner, at the Owner's option, may purchase and maintain such insurance as will insure the Owner against loss of use of the Owner's property due to fire or other hazards, however caused.

9.10.2 Before an exposure to loss may occur, the Owner shall have on file a copy of each policy that includes insurance coverages required by this Section 9.10. Each policy shall contain all generally applicable conditions, definitions, exclusions and endorsements related to this Project. Each policy shall contain a provision that the policy will not be canceled or allowed to expire, and that its limits will not be reduced, until at least 30 days' prior written notice has been given to the Contractor.

9.10.3 Waivers of Subrogation. The Owner and Contractor waive all rights against (1) each other and any of their subcontractors of all tiers, agents and employees, each of the other, and (2) the Architect, Architect's consultants, and separate contractors, if any, and any of their subcontractors of all tiers, agents and employees, for damages caused by fire or other causes of loss to the extent covered by property insurance obtained pursuant to this Section 9.10 or other property insurance applicable to the Work, except such rights as they have to proceeds of such insurance held by the Owner in good faith. The Owner or Contractor, as appropriate, shall require of the Architect, Architect's consultants, separate contractors, if any, and the subcontractors of all tiers, agents and employees of any of them, by appropriate agreements, written where legally required for validity, similar waivers each in favor of other parties enumerated herein. The policies shall provide such waivers of subrogation by endorsement or otherwise. A waiver of subrogation shall be effective as to a person or entity even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise, did not pay the insurance premium directly or indirectly, and whether or not the person or entity had an insurable interest in the property damaged. Notwithstanding anything to the contrary herein contained, in the event that either Owner or Contractor ("First Party") incurs a loss by fire or other casualty, which fire or other casualty shall have been caused in whole or in part by the negligence or acts or omissions of the other party or the other party's agents, contractors, employees or servants, then, to the extent that the First Party is compensated by the Builder's Risk Insurance Coverage obtained pursuant to Section 9.10 or any other property insurance of the First Party applicable to the Project, then the First Party (for itself and its successors and assigns) hereby waives and releases any claim that it might have against the other party. No party shall have any rights against either Owner or Contractor by reason of any fire or casualty damage, either by subrogation or assignment.

9.10.4 A loss insured under Owner's property insurance shall be adjusted by the Owner, in good faith and made payable to the Owner/Contractor in good faith for the insureds, as their interests may appear, subject to requirements of any applicable mortgagee clause and of Section 9.10.6. The Contractor shall pay Subcontractors their just shares of insurance proceeds received by the Contractor, and by appropriate agreements, written where legally required for validity, shall require Subcontractors to make payments to their Sub-subcontractors in similar manner.

9.10.5 The Owner/Contractor shall have power to adjust and settle a loss with insurers in good faith unless one of the parties in interest shall object in writing within five days after occurrence of loss to the Owner’s exercise of this power; if such objection is made, the dispute shall be resolved as provided in Section [17]. The Owner shall, in the case of arbitration, make settlement with insurers in accordance with directions of the arbitrators. If distribution of insurance proceeds by arbitration is required, the arbitrators will direct such distribution. Contractor and Subcontractors of all tiers shall fully cooperate with insurers to provide information necessary to adjust and settle any and all losses.

9.11 Form of Owner’s Policies. Prior to the Initial Site Mobilization by Contractor, Owner shall provide Contractor with a certificate of insurance evidencing those policies set forth in Section 9.10. Contractor shall be responsible for the payment of all deductibles for such claims caused, directly or indirectly, through the acts or omissions of Contractor or any Subcontractor or Vendor.

9.12 [Reserved]

9.13 [Reserved]

9.14 [Reserved]

9.15 [Reserved]

ARTICLE X.
TESTS AND FINAL ACCEPTANCE

10.1 [Reserved]

(a) [Reserved]

(b) [Reserved]

10.2 [Reserved]

10.3 [Reserved]

10.4 [Reserved]

(a) [Reserved]

(b) [Reserved]

10.5 [Reserved]

(a) [Reserved]

(b) [Reserved]

(c) [Reserved]

10.6 [Reserved]

(a) [Reserved]

(b) [Reserved]

10.7 [Reserved]

10.8 [Reserved]

10.9 [Reserved]

ARTICLE XI.
COMPLETION/LIQUIDATED DAMAGES/EARLY COMPLETION

11.1 Completion Guarantee.

(a) Contractor hereby agrees that Mechanical Completion will occur no later than the Guaranteed Mechanical Completion Date. The Guaranteed Mechanical Completion Date is three hundred (300) calendar days from the date of this Agreement which equates to June 24, 2007. Provided, however, that Owner shall provide Contractor, by the date of this Agreement, with a complete set of the “approved for construction and permitted drawings (foundations and footings)” for the fermentation area. The Owner shall provide the approved for construction and permitted drawings for the Main Process and DD&E areas within seven (7) calendar days from the date of this Agreement. Upon execution of this Agreement, Contractor and Owner agree to work together diligently to develop a mutually agreeable critical path schedule (Exhibit B) which shall incorporate the Schedules of Contractor and Owner furnished equipment and Owner employed contractors, subcontractors, and vendors. The Parties will use their good faith efforts to re-evaluate the Guaranteed Mechanical Completion Date (earlier or later) based upon the development of a mutually agreeable detailed critical path schedule.

(b) In the event that Mechanical Completion occurs after the Guaranteed Mechanical Completion Date but Contractor achieves Mechanical Completion within ninety (90) days after the Guaranteed Mechanical Completion Date, Contractor shall pay and Owner shall accept as its sole remedy for each and every business day of such delay after the Guaranteed Mechanical Completion Date the Schedule Liquidated Damages described in Section 11.2.

(c) If and in the event Contractor fails to achieve Mechanical Completion within ninety (90) days of the Guaranteed Mechanical Completion Date, then (i) Contractor shall be considered in default, and may, at Owner’s sole and exclusive discretion, be terminated in accordance with Article XV of this Agreement, and (ii) Contractor shall continue to pay the Liquidated Damages described in Section 11.2 through the exhaustion of the aggregate amount of liquidated damages, payable by Contractor hereunder in accordance with Section 11.7(c).

11.2 Liquidated Damages.

(a) Owner and Contractor acknowledge and agree that any failure to achieve Mechanical Completion for the Project by the Guaranteed Mechanical Completion Date will directly cause substantial damage to Owner, which damage cannot be ascertained with reasonable certainty. Accordingly, if Contractor shall fail to achieve Mechanical Completion for the Project by the Guaranteed Mechanical Completion Date, subject to Section 11.7(c), and such delay is solely caused by Contractor, it shall pay to Owner, as liquidated and agreed damages and not as a penalty, the following amounts (collectively, the “Liquidated Damages”) an amount equal to $10,000 for each Day (or portion thereof) that Mechanical Completion is delayed beyond the Guaranteed Mechanical Completion Date, commencing with the first Day following the Guaranteed Mechanical Completion Date through and including the actual Mechanical Completion Date.

(b) It is understood and agreed between the Parties that the terms, conditions and amounts fixed pursuant to this Article XI as Liquidated Damages for failure to achieve Mechanical Completion for the Project by the Guaranteed Mechanical Completion Date are reasonable, considering the damages that Owner would sustain in such event, and that these amounts are agreed upon and fixed as liquidated damages because of the difficulty of ascertaining the exact amount of damages that would be sustained as a result of delay in achieving Mechanical Completion. Payment of Liquidated Damages are the exclusive remedies for delays, actual damages, and consequential damages, if and in the event the Project ultimately achieves Mechanical Completion before the aggregate amount of liquidated damages is exhausted. Further, subject to the last sentence of this paragraph and provided Contractor (i) has not otherwise materially breached the Agreement, (ii) is paying the assessed Liquidated Damages, and (iii) Owner and the Engineer determine that Contractor can achieve Mechanical Completion within ninety (90) days of the Guaranteed Mechanical Completion Date, the failure to achieve Mechanical Completion by the applicable Guaranteed Mechanical Completion Date shall not be considered an event of default under the Contract Documents. Notwithstanding anything contained herein to the contrary, in the event that Contractor has not achieved Mechanical Completion but has reached its maximum liability hereunder for payment of liquidated damages in accordance with Section 11.7(c), Contractor shall be in breach of this Agreement.

11.3 Early Completion Bonus. In the event Contractor achieves Mechanical Completion prior to the Guaranteed Mechanical Completion Date, then Owner shall pay to Contractor a bonus equal to the sum of Five Thousand dollars ($5,000) for each full day that Mechanical Completion is achieved prior to the Guaranteed Mechanical Completion Date, commencing with the first day following the Mechanical Completion Date through and including the Guaranteed Mechanical Completion Date; provided, however, that the amount of the Early Completion Bonus payable by Owner shall not exceed One Million Dollars ($1,000,000) (the “Early Completion Bonus”).

11.4 [Reserved]

11.5 [Reserved]

11.6 [Reserved]

11.7 Payment of Liquidated Damages.

(a) Liquidated Damages, if any, under this Article XI shall accrue on a daily basis for each Day (or portion thereof) of delay. Within three (3) Days after the end of each week during which Liquidated Damages accrue under this Article XI, Owner shall provide Contractor with a statement of the amount of Liquidated Damages owed for such week. Owner shall provide Contractor with a statement of the amount of Liquidated Damages owed. Contractor shall pay any Liquidated Damages pursuant to this Article XI within seven (7) Days after receipt of such statement(s). Any amounts not paid when due shall accrue interest from the due date until paid at the Reference Rate (established as of the first day of the month in which payment is due).

(b) Notwithstanding anything contained herein to the contrary, the maximum amount of Liquidated Damages payable by Contractor hereunder shall not exceed the total amount of One Million Five Hundred Thousand Dollars ($1,500,000).

11.8 [Reserved]

11.9 [Reserved]

11.10 Bonds. (a) Concurrently with the execution of this Agreement, Contractor shall provide to Owner a performance and payment bond for the benefit of Owner and the Financing Parties under terms and conditions acceptable to Owner and the Financing Parties (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Bonds”). The Bonds shall secure all of Contractor’s obligations hereunder (without regard to any limitation or liabilities hereunder), up to the amount of the Separated Contract Price.

(b) Contractor agrees to cause the Bonds to remain in full force and effect until Final Acceptance.

ARTICLE XII.
CONTRACTOR’S WARRANTIES

12.1 Warranties.

(a) Contractor warrants to Owner that all materials shall (i) be new and of good quality, and (ii) be free from improper workmanship and Defects.

(b) Contractor warrants to Owner that the Work will be performed in a good and workmanlike manner, and that the Plant will: (i)  be constructed in accordance with the Drawings, Scope of Work, all Applicable Laws in existence and effect and Applicable Permits in existence and effect and other terms of the Contract Documents; (ii) contain the supplies and materials described in the Scope of Work.

(c) Except as expressly stated herein to the contrary, Contractor warrants that it shall remedy, in accordance with Section 12.2, any Defects in the Work due to faulty workmanship which appear within a period of twelve (12) months following Mechanical Completion (as such period may be extended in accordance with the terms hereof); (the “Warranty Period”). Contractor shall bear all costs of corrections and repairs during the Warranty Period for Contractor’s defective Work. The provisions of this Section apply to Work performed by Subcontractors and Vendors as well as Work performed directly by Contractor. The provisions of this Section do not apply to corrective work caused by the acts or omissions of Owner or any separate contractor of Owner. If and in the event Owner notifies Contractor of a Defect within the Warranty Period, Contractor, at Contractor’s expense, shall perform all Work necessary to remedy the Defect and the repair or replacement Work performed by Contractor.

(d) THE WARRANTIES OF CONTRACTOR SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND CONTRACTOR SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED (INCLUDING ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL WARRANTIES ARISING FROM COURSE OF DEALING AND USAGE OF TRADE). The foregoing sentence is not intended to disclaim any other obligations of Contractor set forth herein.

12.2 Repair of Nonconforming Work.

(a) If the Work is found to contain Defects, or Contractor is otherwise in breach of any of the warranties set forth in Section 12.1 within the Warranty Period, Contractor shall at its expense correct, repair or replace such Defect or otherwise cure such breach as promptly as practicable upon being given written notice thereof. Owner shall provide Contractor with reasonable access to the Plant in order to perform its obligation under this Article and the Parties shall schedule such corrections or replacements as necessary so as to minimize disruptions to the operation of the Plant. Contractor shall bear all costs and expenses associated with correcting any Defect or breach of warranty, including, without limitation, necessary disassembly, transportation, reassembly and retesting, as well as reworking, repair or replacement of such Work. If Contractor is obligated to repair, replace or renew any of the Work hereunder, Contractor will undertake a technical analysis of the problem and correct the “root cause” unless Contractor can demonstrate to Owner’s satisfaction that there is not a risk of the reoccurrence of such problem. Contractor’s obligations under this Section shall not be impaired or otherwise adversely affected by any actual or possible legal obligation or duty of any Vendor or Subcontractor to Contractor or Owner concerning any Defect or breach of warranty. No such correction or cure, as the case may be, shall be considered complete until Owner shall have reviewed and approved such remedial work.

(b) If Contractor fails to complete or undertake with due diligence to complete the correction of any Defect or cure of any breach of warranty as required herein within twenty (20) days after receipt of written request by Owner to perform such obligations, then Owner may correct or cause to be corrected such Defect or cure such breach of warranty and Contractor shall be liable for all reasonable costs, charges, and expenses incurred by Owner in connection therewith, and Contractor shall, within fifteen (15) days after request therefor, pay to Owner an amount equal to such costs, charges, and expenses. Any such request by Owner shall be accompanied by proper documentation evidencing such costs, charges and expenses.

12.3 [Reserved]

12.4 [Reserved]

12.5 [Reserved]

ARTICLE XIII.
CONTRACTOR’S REPRESENTATIONS

13.1 Representations and Warranties.

(a) Contractor represents and warrants to Owner that:

(i) Contractor is a Washington corporation, and in good standing under the laws of State of Washington and is duly authorized and qualified to conduct business in the State of Oregon;

(ii) Contractor has all requisite power and authority to conduct its business, own its properties and execute and deliver this Agreement and perform its obligations hereunder in accordance with the terms hereof;

(iii) the execution, delivery, and performance of the Contract Documents have been duly authorized by all requisite corporation action and this Agreement constitutes the legal, valid and binding obligation of Contractor, enforceable against Contractor in accordance with its terms;

(iv) neither the execution, delivery or performance of the Contract Documents conflicts with, or results in a violation or breach of the terms, conditions or provisions of, or constitutes a default under, the organizational documents of Contractor or any agreement, contract, indenture or other instrument under which Contractor or its assets are bound, nor violates or conflicts with any Applicable Law or any judgment, decree, order, writ, injunction or award applicable to Contractor;

(v) Contractor is not in violation of any Applicable Law or Applicable Permit, which violations, individually or in the aggregate, would materially affect its performance of its obligations under the Contract Documents;

(vi) Contractor is the holder of all governmental consents, licenses, permissions and other authorizations and Applicable Permits required to operate and conduct its business now and as contemplated by the Contract Documents, other than Contractor Permits and Owner Permits which will be obtained in accordance with the terms of the Contract Documents;

(vii) Contractor, by itself and through its Subcontractors and Vendors, has the full experience and proper qualifications to perform the Work and to construct the Plant in accordance with the terms of the Contract Documents;

(viii) Contractor has visited and examined the Property Site and is fully familiar with such Property Site and surrounding area as determined from a prior site visit (conditions of which could materially change due to subsequent development by Owner’s separate contractor) and based on such visit and examination has no reason to believe that Contractor will be unable to complete the Work in accordance with the Contract Documents;

(ix) to the best of its knowledge, Contractor has reviewed all other documents and information necessary and available to Contractor in order to ascertain the nature, location and scope of the Work, the character and accessibility of the Property Site, the availability of facilities and utilities, and the location and character of existing or adjacent work or structures;

(x) Contractor acknowledges that this Agreement constitutes a fixed price obligation to, construct the Project pursuant to this Agreement;

(xi) Contractor is financially solvent, able to pay its debts as they mature, and possessed of sufficient working capital to complete its obligations under this Agreement; and

(xii) Contractor is not providing any trade secrets, patents, copyrights or trademarks in relation to Contractor’s performance of the Work.

(b) Owner represents and warrants to Contractor that:

(i) Owner is a limited liability company, duly formed, validly existing and in good standing under the laws of State of Delaware and is duly authorized and qualified to conduct business in the State of Oregon;

(ii) Owner has all requisite power and authority to conduct its business, own its properties and execute and deliver the Contract Documents and perform its obligations hereunder in accordance with the terms hereof;

(iii) the execution, delivery, and performance of the Contract Documents have been duly authorized by all requisite limited liability company action and this Agreement constitutes the legal, valid and binding obligation of Owner, enforceable against Owner in accordance with its terms;

(iv) neither the execution, delivery or performance of the Contract Documents conflicts with, or results in a violation or breach of the terms, conditions or provisions of, or constitutes a default under, the organizational documents of Owner or any agreement, contract, indenture or other instrument under which Owner or its assets are bound, nor violates or conflicts with any Applicable Law or any judgment, decree, order, writ, injunction or award applicable to Owner;

(v) Owner is not in violation of any Applicable Law or Applicable Permit, which violations, individually or in the aggregate, would materially affect its performance of its obligations under the Contract Documents; and

(vi) Owner is the holder of all governmental consents, licenses, permissions and other authorizations and Applicable Permits required to operate and conduct its business now and as contemplated by the Contract Documents, other than Owner Permits which will be obtained in accordance with the terms of the Contract Documents.

ARTICLE XIV.
FORCE MAJEURE AND OWNER CAUSED DELAY

14.1 Definition of Force Majeure Event. As used herein, the term “Force Majeure Event” shall mean any event or circumstance, or combination of events or circumstances, that arises after the date hereof, is beyond the reasonable control of the Party claiming the Force Majeure Event, is unavoidable or could not be prevented or overcome by the reasonable efforts and due diligence of the Party claiming the Force Majeure Event and has an impact which will actually, demonstrably, adversely and materially affect Owner’s ability to perform its obligations in accordance with the terms of the Contract Documents or Contractor’s ability to complete by the required date the Work and performance of its obligations in accordance with the terms of the Contract Documents. Without limiting the generality of the foregoing, events that may give rise to a Force Majeure Event include, without limitation, acts of God, natural disasters, fires, earthquakes, lightning, floods, storms, civil disturbances, riots, war, (except as set forth below), and the action of or failure to act on the part of any Government Authority having or asserting jurisdiction that is binding upon the Parties and has been opposed by all reasonable means, in each case, that meet the definition of Force Majeure Event as set forth above.

For cold weather to constitute a Force Majeure Event, the cold temperature must be a negative 10°F (with wind chill) or lower in order to constitute a Force Majeure Event as documented by the closest airport to the Project site.

14.2 Notice of Force Majeure Event. The Party claiming a Force Majeure Event shall within thirty 30 calendar Days after it knows or reasonably should have known of the occurrence of the Force Majeure Event give the other Party written notice describing the details of the cause and nature of the Force Majeure Event, the anticipated length of delay due to the Force Majeure Event and any other affect on the Party’s performance of its obligations hereunder; provided that if the Force Majeure Event results in a breakdown of communications rendering it not reasonably practicable to give notice within the applicable time limit specified herein, then the Party claiming a Force Majeure Event shall give such notice as soon as reasonably practicable after the reinstatement of communications. Within thirty (30) days after initial notification, such Party shall provide sufficient proof of the occurrence and duration of such Force Majeure Event to the other Party and shall thereafter provide the other Party with periodic supplemental updates to reflect any change in information given to the other Party as often as requested by the other Party. The Party claiming the Force Majeure Event shall give notice to the other Party of (a) the cessation of the relevant Force Majeure Event and (b) the cessation of the effects of such Force Majeure Event on the performance by it of its obligations under the Contract Documents as soon as practicable after becoming aware thereof. No Force Majeure Event shall relieve any Party from performing those of its obligations that are not affected by the Force Majeure Event.

14.3 Delay from Force Majeure Event. So long as the conditions set forth in this Section 14.3 are satisfied, and subject to Section 14.7, neither Party shall be responsible or liable for or deemed in breach of this Agreement because of any failure or delay in complying with its obligations under or pursuant to the Contract Documents to the extent that such failure has been caused, or contributed to, by one or more Force Majeure Events or its effects or by any combination thereof, and in such event:

(a) except as otherwise provided herein, the performance by the Party claiming the Force Majeure Event of its obligations hereunder shall be suspended, and in the event that such Party is required to start or complete an action during a specific period of time, such start date or period for completion shall be extended, on the condition that: (i) such suspension of performance and extension of time shall be of no greater scope and of no longer duration than is required by the effects of the Force Majeure Event; (ii) the Party claiming the Force Majeure Event complies with Section 14.2; and (iii) the Party claiming the Force Majeure Event continually uses commercially reasonable efforts to alleviate and mitigate the cause and effect of the Force Majeure Event and remedy its inability to perform; and

(b) in the event Contractor desires to claim a Force Majeure Event, it must submit a request for Changes pursuant to Section 6.2, and Contractor shall be entitled to suspension of performance or extension of time (including an extension of the Mechanical Completion Date) and an increase in the Separated Contract Price (if otherwise allowed pursuant to Section 6.1(b)) with respect thereto to the extent agreed upon by both Parties pursuant to a Change Order in accordance with the principles of this Section 14.3 and 6.1(b).

14.4 [Reserved]

14.5 Notice of Owner Caused Delay. In the event Contractor desires to claim an Owner Caused Delay, Contractor shall within thirty (30) calendar Days after it knows or should have known of the occurrence of the Owner Caused Delay, give Owner written notice describing the details of the Owner Caused Delay, the anticipated length of such delay and any other affect on Contractor’s performance of its obligations hereunder. Within fifteen (15) days after initial notification, Contractor shall (i) provide to Owner demonstrable proof of the occurrence and duration of such Owner Caused Delay and, if requested by Owner, such proof shall be provided, and in any event verified, by an independent third party reasonably acceptable to Owner and Contractor at the sole cost and expense of Contractor; and (ii) thereafter provide Owner with periodic supplemental updates to reflect any change in information given to Owner as often as requested by Owner.

14.6 Delay from Owner Caused Delay. So long as the conditions set forth in this Section 14.6 are satisfied and subject to Section 14.7, Contractor shall not be responsible or liable for or deemed in material breach of the Contract Documents because of any failure or delay in completing the Work in accordance with the Project Schedule or achieving Mechanical Completion by the Guaranteed Mechanical Completion Date to the extent that such failure has been caused by one or more Owner Caused Delays, and in such event, except as otherwise provided herein, the start date or period for completion of any portion of the Work shall be extended, on the condition that: (i) such suspension of performance and extension of time shall be of no greater scope and of no longer duration than is required by the effects of the Owner Caused Delay; (ii) Contractor complies with Section 14.5; and (iii) Contractor provides all assistance reasonably requested by Owner for the elimination or mitigation of the Owner Caused Delay. In the event Contractor desires to claim an Owner Caused Delay, it must submit a request for Changes pursuant to Section 6.2, and Contractor shall be entitled to suspension of performance or extension of time (including an extension of the Guaranteed Mechanical Completion Date) together with demonstrated, justified and reasonable additional costs, including but not limited to, idle equipment costs, incurred by reason of such delay to the extent agreed upon by both Parties pursuant to a Change Order in accordance with Section 6.2. Failure to comply with the terms of this Section 14.6 shall constitute a waiver of any claims for an increase in the Project Schedule or the Separated Contract Price as a result of an Owner Caused Delay.

14.7 [Reserved]

ARTICLE XV.
TERMINATION

15.1 Contractor Events of Default. The occurrence and continuation of any of the following events shall constitute an event of default by Contractor (each a “Contractor Event of Default”):

(a) (i) the failure of Contractor, subject to the grace period provided in Section 11.1 hereof, to achieve Mechanical Completion by the Guaranteed Mechanical Completion Date or (ii) the failure of Contractor to diligently and competently prosecute the Work such that Owner’s reasonable projections indicate that Contractor will be unable to achieve Mechanical Completion within ninety (90) days after the Guaranteed Mechanical Completion Date;

(b) any failure by Contractor to make any other payment or payments required to be made to Owner under the Contract Documents within ten (10) Business Days after receipt of written notice from Owner of Contractor’s failure to make such other payment or payments (except, in the case of payments other than Liquidated Damages, to the extent Contractor disputes such other payment or payments in good faith and in accordance with the terms of this Agreement);

(c) any breach by Contractor of any representation or warranty contained herein, or any obligation, covenant or agreement hereunder other than those specified in clause (f) above and (i) such breach is not cured by Contractor within thirty (30) days after notice thereof from Owner, or (ii) if such breach is not capable of being cured within such thirty (30) days, Contractor (A) fails to commence to cure such breach within such thirty (30) days period, (B) fails to thereafter diligently proceed to cure such breach in a manner reasonably satisfactory to Owner in its sole discretion or (C) fails to cure such breach within ninety (90) days after notice thereof from Owner;

(d) any of the following occurs: (i) Contractor consents to the appointment of or taking possession by, a receiver, a trustee, custodian, or liquidator of itself or of a substantial part of its assets, or fails or admits in writing its inability to pay its debts generally as they become due, or makes a general assignment for the benefit of creditors; (ii) Contractor files a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any applicable bankruptcy or insolvency laws or an answer admitting the material allegations of a petition filed against it in any such proceeding, or seeks relief by voluntary petition, answer or consent, under the provisions of any now existing or future bankruptcy, insolvency or other similar law providing for the liquidation, reorganization, or winding up of corporations, or providing for an agreement, composition, extension, or adjustment with its creditors; (iii) a substantial part of Contractor’s assets are subject to the appointment of a receiver, trustee, liquidator, or custodian by court order and such order shall remain in effect for more than thirty (30) days; or (iv) Contractor is adjudged bankrupt or insolvent, has any property sequestered by court order and such order shall remain in effect for more than thirty (30) days, or has filed against it a petition under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and such petition shall not be dismissed within thirty (30) days of such filing;

(e) the dissolution of Contractor, except for the purpose of merger, consolidation or reorganization where the successor expressly assumes Contractor’s obligations hereunder and such assignment and assumption does not materially adversely affect the ability of the successor to perform its obligations under the Contract Documents and remains in full force and effect for the obligations of such successor;

(f) the transfer by Contractor of (i) all or a substantial portion of the rights and/or obligations of Contractor hereunder, except for an assignment permitted hereunder, or (ii) all or a substantial portion of the assets or obligations of Contractor, except where the transferee expressly assumes the transferred obligations and such transfer does not materially adversely affect the ability of Contractor or the transferee, as applicable, to perform its obligations under the Contract Documents;

(g) the failure of Contractor to provide and maintain in full force and effect the Bonds;

(h) any failure by Contractor to maintain the insurance coverages required of it in accordance with Article IX; or

(i)  any abandonment of the Work by Contractor, where “Abandonment” for the purposes of this Section shall mean that Contractor has substantially reduced personnel at the Site or removed required equipment from the Site such that, in the opinion of an experienced construction manager, Contractor would not be capable of completing the Work.

15.2 Termination by Owner Due to Contractor Default; Other Remedies.

(a) Upon the occurrence and during the continuance of a Contractor Event of Default, Owner may, at its option, terminate this Agreement, without prejudice to any other rights and remedies available to Owner under this Agreement, by giving written notice thereof to Contractor, which termination shall be effective upon the giving of such notice by Owner. .

(b) In the event of a termination by Owner under this Section, Owner shall have the right to take possession of and use all of the Contractor Equipment located at the Job Site on the date of such termination for the purpose of completing the Work and may employ any other Person to complete the Work by whatever method that Owner may deem necessary. In addition, Owner may make such reasonable expenditures as in Owner’s judgment will accomplish the timely completion of the Work in accordance with the terms hereof.

(c) In the event of termination by Owner under this Section, Contractor shall not be entitled to receive any further payments under the Contract Documents, except for payments for Work completed prior to such termination for which Contractor has not previously been paid and demobilization costs (not less than two percent (2%) of Contract Price). Owner shall determine the amount of consideration for such completed Work in accordance with the Schedule of Values set forth in Exhibit D and Contractor’s Rate Schedule set forth in Exhibit K. Owner shall be entitled to offset against such amount due to Contractor any amounts due to Owner by Contractor. Any amounts due to Contractor under this Section 15.2(c) shall be paid to Contractor within thirty (30) days after the Final Acceptance Date (as achieved by the substitute contractor).

(d) In the event of termination by Owner under this Section, Contractor shall be responsible for and shall reimburse Owner for the following amounts: (i) all costs and expenses incurred by Owner to engage a substitute contractor to complete (or cure deficiencies in) the Work, including, without limitation, overhead and legal, engineering and other professional expenses; (ii) all costs and expenses incurred in connection with the termination of the Contract Documents, including costs and expenses incurred in connection with the obligations set forth under Section 15.9; (iii) the amount by which (A) the cost to complete (or cure deficiencies in) the Work, exceeds (B) the balance of the Separated Contract Price unpaid at the time of the termination; and (iv) all actual damages occasioned by reason of said default, except that Contractor agrees that Schedule Liquidated Damages shall apply in lieu of delay damages for late performance.

15.3 Termination by Owner for Convenience.

(a) Owner may terminate this Agreement at any time for any reason in its sole discretion by giving written notice thereof to Contractor, which termination shall be effective upon the giving of such notice by Owner. Upon receiving any such notice of termination, Contractor shall stop performing the Work and, except as otherwise directed by Owner, shall cancel as quickly as possible all orders placed by it with Subcontractors and Vendors and shall use all reasonable efforts to minimize cancellation charges and other costs and expenses associated with the termination of the Agreement. Contractor shall also promptly assign all subcontracts and purchase orders which Owner wishes to retain in accordance with Section 15.9.

(b) In the event of a termination by Owner under this Section, Contractor shall be entitled to receive a termination payment (the “Termination Payment”) equal to the sum of the following, without duplication: (i) that portion of the Separated Contract Price that is applicable to Work completed up to the date of termination that has not previously been paid to Contractor (as determined below); (ii) the expenses reasonably incurred by Contractor in withdrawing Contractor’s Equipment and personnel from the Job Site and in otherwise demobilizing; (iii) the expenses reasonably incurred by Contractor in terminating contracts with Subcontractors and Vendors pertaining to the Work (excluding fees of any Affiliates of Contractor), except to the extent Owner has instructed Contractor not to terminate such contracts, in which event such contract will be assigned to Owner, subject to Owner’s assumption of same and, if required, Owner’s adequate assurance to such Subcontractors or Vendors regarding Owner’s ability to pay; (iv) the expenses incurred in connection with Contractor’s obligations set forth under Section 15.9 (to the extent not otherwise reimbursed pursuant to the preceding clause (i)) and (v) loss of anticipated profits for the Work unperformed.

(c) Owner and Contractor shall determine the amount due to Contractor pursuant to the preceding clause (b)(i) in accordance with the Schedule of Values for completed Milestones and in accordance with the Contractor’s Rate Schedule for partially completed Milestones. Contractor shall document the costs claimed under clauses (b)(ii), (b)(iii), and (b)(iv) above to Owner’s reasonable satisfaction and shall supply Owner with copies of the Subcontractor and Vendor invoices and other receipts covering amounts claimed under such clauses. Contractor shall submit an invoice to Owner for the Termination Payment with the supporting information and documents referred to above, and Owner shall pay such invoice within thirty (30) days after its receipt of same unless it disputes any portion thereof, in which event Owner shall only pay the undisputed portion of the Termination Payment within such thirty (30) day period and the dispute over the remainder of the claimed Termination Payment may be resolved pursuant to Article XVII. Contractor shall utilize reasonable commercial efforts to include termination for convenience provision with terms similar to the foregoing in all subcontracts, contracts and purchase orders.

(d) Any amount owed pursuant to Section 15.3(b) shall be subject to adjustment to the extent any Work contains Defects.

15.4 Suspension by Owner for Convenience.

(a) Owner may suspend all or a portion of the Work to be performed under the Contract Documents at any time for any reason in its sole discretion by giving written notice thereof to Contractor. Such suspension shall continue for the period specified in the notice of suspension; provided that Contractor agrees to resume performance of the Work upon five (5) Business days’ notice from Owner. Upon receiving any such notice of suspension, unless the notice requires otherwise, Contractor shall: (i) immediately discontinue the Work on the date and to the extent specified in the notice; (ii) place no further orders or subcontracts for Equipment, services or facilities with respect to suspended Work, other than to the extent required in the notice; (iii) promptly make every reasonable effort to obtain suspension, with terms satisfactory to Owner, of all orders, subcontracts and rental agreements to the extent they relate to performance of suspended Work; (iv) continue to protect and maintain the Work performed, including those portions on which Work has been suspended; and (v) take any other reasonable steps to minimize costs and expenses associated with such suspension.

(b) Except as provided in Section 15.4(c), as full compensation for any suspension under this Section, Contractor will be reimbursed by Owner for the costs, as reasonably incurred, without duplication of any item, to the extent that such costs directly result from such suspension of the Work, including: (i) a standby charge, without mark-up or multiplier (except that Contractor shall be entitled to charge a mark-up for its employees as provided in Exhibit K), sufficient to compensate Contractor for the direct and indirect costs attributable to keeping, to the extent required in the suspension notice, its organization and the Contractor Equipment committed to the Work on a standby basis, as agreed to by Owner and Contractor; provided that Contractor shall substantiate such charge with supporting information acceptable to Owner and; (ii) all necessary and reasonable costs incurred in connection with demobilization and remobilization of Contractor’s facility and Labor and the Contractor Equipment; and (iii) an equitable amount to reimburse Contractor for the cost of receiving, maintaining and protecting that portion of Work upon which performance has been suspended, as agreed to by Owner and Contractor.

(c) Upon delivery of written notice by Owner to Contractor to resume suspended Work, Contractor shall immediately resume performance under the Contract Documents to the extent required in the notice. Contractor may request a Change Order as a result of a suspension of Work under this Section within fourteen (14) days after receipt of notice to resume the suspended Work; provided that such suspension was not due to Contractor’s negligence, willful misconduct or noncompliance with the terms of this Agreement. Contractor shall submit to Owner a request for Changes in accordance with Article VI and such request shall be accompanied by sufficient documentation setting forth the schedule impact and monetary extent of such claim in sufficient detail to permit thorough analysis by Owner; provided that if such information is not available within such fourteen (14) day period, Contractor shall notify Owner of such within such fourteen (14) day period and provide an expected date (which shall be as soon as reasonably practicable) for providing such information. Contractor shall permit access by Owner to pertinent records for purposes of reviewing the claims by Contractor of schedule and monetary impact.

15.5 Termination Due to Force Majeure Event. If a Force Majeure Event has occurred and continues for a period of at least one-hundred and eighty (180) days, then, notwithstanding that the Parties may by reason thereof have been granted an extension of required dates, either Party may deliver a written notice to the other Party stating its intention to terminate this Agreement. If at the expiration of thirty (30) days after the other Party’s receipt of such notice, the Force Majeure Event is continuing, this Agreement shall terminate immediately. In the event of such termination, Contractor shall be entitled to receive payments for Work completed prior to such termination for which Contractor has not previously been paid. The amount of consideration for such completed Work shall be determined by Owner in accordance with the Schedule of Values for completed Milestones and the Contractor’s Rate Schedule as set forth in Exhibit K for any partially completed Milestones. Each party shall bear its own costs and expenses in connection with a termination of this Agreement pursuant to this Section.

15.6 Owner Events of Default. The occurrence and continuation of any of the following events shall constitute an event of default by Owner (each, an “Owner Event of Default”):

(a) a failure by Owner to make payment of any undisputed amount when due, and such breach is not cured by Owner within fifteen (15) calendar days after Owner’s receipt of notice thereof from Contractor;

(b) any breach by Owner of any representation or non-monetary obligation herein, and such breach is not cured by Owner within thirty (30) days after Owner’s receipt of notice thereof from Contractor, or (ii) if such breach is not capable of being cured within such thirty (30) day period (as determined by Contractor in its reasonable discretion), Owner (A) fails to commence to cure such breach within such thirty (30) day period, or (B) fails to thereafter diligently proceed to cure such breach;

(c) the duration of suspension of Work by Owner pursuant to Section 15.4 and Owner Caused Delays exceed sixty (60) days, if Owner does not provide Contractor with a notice to resume the suspended Work within fifteen (15) days after written notice thereof from Contractor; or

(d) any of the following occurs: (i) Owner consents to the appointment of or taking possession by, a receiver, a trustee, custodian, or liquidator of itself or of a substantial part of its assets, or fails or admits in writing its inability to pay its debts generally as they become due, or makes a general assignment for the benefit of creditors; (ii) Owner files a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization in a proceeding under any applicable bankruptcy or insolvency laws or an answer admitting the material allegations of a petition filed against it in any such proceeding, or seeks relief by voluntary petition, answer or consent, under the provisions of any now existing or future bankruptcy, insolvency or other similar law providing for the liquidation, reorganization, or winding up of corporations, or providing for an agreement, composition, extension, or adjustment with its creditors; (iii) a substantial part of Owner’s assets is subject to the appointment of a receiver, trustee, liquidator, or custodian by court order and such order shall remain in effect for more than thirty (30) days; or (iv) Owner is adjudged bankrupt or insolvent, has any property sequestered by court order and such order shall remain in effect for more than thirty (30) days, or has filed against it a petition under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and such petition shall not be dismissed within thirty (30) days of such filing.

15.7 Termination by Contractor Due to Owner Default.

(a) Subject to Section 15.7(b), upon the occurrence and during the continuance of an Owner Event of Default beyond the applicable grace period, Contractor may (i) suspend its performance of the Work; provided that Contractor shall immediately resume performance of the Work upon receipt of payment of the amount owed by Owner (other than any amount disputed in accordance with the terms of this Agreement), or (ii) terminate this Agreement twenty (20) Days after giving written notice thereof to Owner so long as the amount owed by Owner (other than any amount disputed in accordance with the terms of this Agreement) is not paid within such period.

(b) In the event of such termination, Contractor shall be entitled to receive compensation for Work completed prior to such termination for which Contractor has not previously been paid, plus interest thereon, at the Reference Rate and eighty percent (80%) of the anticipated profit for the unperformed Work. The amount of consideration for such completed Work shall be determined by Owner in accordance with the Schedule of Values as set forth in Exhibit D for completed Milestones and the Contractor’s Rate Schedule as set forth in Exhibit K for any partially completed Milestones.

15.8 Continuing Obligations and Remedies During Event of Default. In the event of the occurrence of any default hereunder (a) neither Party shall be relieved of any of its liabilities or obligations hereunder, unless and until such liabilities and obligations are terminated in accordance with the provisions hereof, and (b) each Party shall have the right to pursue any right or remedy available to it, hereunder.

15.9 Obligations Upon Termination. Upon a termination of this Agreement pursuant to this Article XV: (a) Contractor shall leave the Job Site and remove from the Job Site all the waste, rubbish and Hazardous Material as Owner may request; (b) Owner shall take possession of the Job Site (whether at the Job Site, in transit or otherwise); (c) Contractor shall promptly assign to Owner or its designee any contract rights (including warranties, licenses, patents and copyrights) that it has to any and all Equipment and the Work, including, without limitation, contracts with Subcontractors and Vendors and including the assignment of the Assigned Agreements, and Contractor shall execute such documents as may be reasonably requested by Owner to evidence such assignment, subject to Owner’s assumption of same and, if required, Owner’s adequate assurance to such Subcontractors or Vendors regarding Owner’s ability to pay; (d) Contractor shall promptly furnish Owner with copies of all Drawings and, to the extent available, Red-line As-Built Drawings, (e) Contractor shall provide Owner and its designee with the right to use, all patented, copyrighted and other proprietary information relating to the Work that Owner deems necessary to complete the Work, and Contractor shall execute such documents as may be reasonably requested by Owner to evidence such right; (f) Contractor shall assist Owner in preparing an inventory of all Equipment in use or in storage at the Job Site; and (g) Contractor shall take such other action as required hereunder upon termination of this Agreement.

15.10 Termination and Survival of Terms. Upon termination of this Agreement pursuant to this Article XV, the rights and obligations of the Parties hereunder shall terminate, except for (a) rights and obligations accrued as of the date of termination, (b) rights and obligations arising out of events occurring prior to the date of termination and (c) the rights and obligations of the Parties which survive termination, including the rights and obligations forth in Articles XII and XIII.

ARTICLE XVI.
INDEMNIFICATION

16.1 Contractor Indemnification. To the extent of and in proportion to its share of negligence as determined in accordance with Section 16.4, Contractor agrees to indemnify, defend and hold Owner and its affiliates, respective directors, officers, employees, representatives, agents, advisors, consultants, counsel and assigns harmless from and against any and all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages and expenses (collectively, “Damages”) asserted against or incurred by such indemnitees by reason of or resulting from any and all of the following:

(a) any bodily injury, death or damage to property caused by any negligent act or omission (including strict liability) or willful misconduct relating to or arising out of the performance of the Work or any curative action under any warranty following performance of the Work, of Contractor or any Affiliate thereof, any Subcontractor or Vendor, or anyone directly or indirectly employed by any of them, or anyone for whose acts such Person may be liable;

(b) any third party (excluding Affiliates of Owner, Engineer or Financing Parties) claims resulting in bodily or property damage arising out of defective and/or nonconforming Work relating to or arising out of the performance of the Work;

(c) claims by any Government Authority for any Contractor Taxes related to the Work;

(d) any pollution or contamination which may originate from sources in Contractor’s and its Subcontractors’ and Vendors’ possession, use and control, excluding Pre-Existing Hazardous Material and Hazardous Material brought to the Site by Owner, including, without limitation, from Hazardous Material, toxic waste, industrial hazards, sanitary waste, fuel, lubricant, motor oil, paint, solvent, bilge and garbage;

(e) to the extent Owner has timely paid all undisputed amounts due pursuant to the Contract Documents, any Lien, as set forth in Section 3.25, on the Equipment, the Job Site or any fixtures or personal property included in the Work (whether or not any such Lien is valid or enforceable) created by, through or under, or as a result of any act or omission (or alleged act or omission) of, Contractor or any Subcontractor, Vendor or other Person providing labor or materials in connection with the Work;

(f) [Reserved];

(g) any vitiation of any insurance policy procured under Article IX as a result of Contractor’s failure to comply with any of the requirements set forth in such policy or any other act by Contractor or any Subcontractor or Vendor;

(h) or any failure of Contractor to comply with Applicable Laws or the conditions or provisions of Applicable Permits; and

(i) any claims with respect to employer’s liability or worker’s compensation filed by any employee of Contractor or any of its Subcontractors or Vendors.

16.2 Owner Indemnification. Owner agrees to indemnify, defend and hold Contractor and its Affiliates and their respective directors, officers, employees, representatives, agents, advisors, consultants and counsel harmless from and against any and all Damages asserted against or incurred by such indemnitees by reason of or resulting from any and all of the following:

(a) claims by any Government Authority for any Owner Taxes;

(b) any Pre-Existing Hazardous Material on the Property Site, except to the extent that Contractor’s or its Subcontractors’ or Vendors’ acts or omissions, gross negligence or willful misconduct caused a release of Pre-Existing Hazardous Material, exacerbated the Pre-Existing Hazardous Material or rendered removal or remediation of Pre-Existing Hazardous Material more costly;

(c) any third party claim arising out of or resulting from the breach by Owner of its obligations hereunder;

(d) any bodily injury, death or damage to property caused by any negligent act or omission (including strict liability) or willful misconduct relating to or arising out of the performance of the Work or any curative action under any warranty following performance of the Work, of Owner, its engineers and financing party and other contractors or any Affiliate thereof, any Subcontractor or Vendor, or anyone directly or indirectly employed by any of them, or anyone for whose acts such Person may be liable;

(e) Incomplete, defective, or erroneous Drawings; and

(f) Infringement or violations of patent, copyright, trademark, license or royalties in connection with the ethanol plant process.

16.3 Conditions of Indemnification. The respective rights and obligations of the Parties and the other indemnitees under this Article XVI with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

(a) Notice of Proceedings. Within twenty (20) days (or such earlier time as might be required to avoid materially prejudicing the indemnifying Party’s position) after receipt of notice of commencement of any legal action or of any claims against such indemnitee in respect of which indemnification will be sought, the Person claiming to be indemnified under the terms of this Section (the “Indemnified Person”) shall give the Party from which indemnification is sought (the “Indemnifying Party”) written notice thereof, together with a copy of such claim, process or other legal pleading. Failure of the Indemnified Person to give such notice will not reduce or relieve the Indemnifying Party of liability hereunder unless and to the extent that the Indemnifying Party was precluded from defending such claim, action, suit or proceeding as a result of the failure of the Indemnified Person to give such notice. In any event, the failure to so notify shall not relieve the Indemnifying Party from any liability that it may have to the Indemnifying Person otherwise than under this Article XVI.

(b) Conduct of Proceedings. Each Party and each other indemnitee shall have the right, but not the obligation, to contest, defend and litigate any claim, action, suit or proceeding by any third party alleged or asserted against it arising out of any matter in respect of which it is entitled to be indemnified hereunder and the reasonable costs and expenses thereof (including reasonable attorneys’ fees and expert witness fees) shall be subject to the said indemnity. The Indemnified Person shall provide reasonable assistance to the Indemnifying Party, at the Indemnifying Party’s expense, in connection with such claim, action, suit or proceeding. Upon such assumption, the Indemnifying Party shall reimburse the Indemnified Person for the reasonable costs and expenses previously incurred by it prior to the assumption of such defense by the Indemnifying Party. The Indemnifying Party shall keep the Indemnified Person informed as to the status and progress of such claim, action, suit or proceeding. The Indemnifying Party will not be liable to the Indemnified Person under this Article for any legal fees or expenses subsequently incurred by the Indemnified Person in connection with such defense.

16.4 Contributory Negligence. If the joint, concurring, comparative or contributory fault, negligence or willful misconduct of the Parties gives rise to Damages for which the Parties are entitled to indemnification under this Article, then such Damages shall be allocated between the Parties in proportion to their respective degrees of fault, negligence or willful misconduct contributing to such Damages.

16.5 Remedies Not Exclusive. The rights of indemnity shall not be exclusive with respect to any other right or remedy provided for in the Contract Documents.

16.6 Tax Effect of Indemnification. Notwithstanding any term or provision of the Contract Documents to the contrary, any indemnity payments owed by a Party shall be reduced by any tax benefits to the Indemnified Person and increased by any tax detriments to the Indemnified Person resulting from such indemnity payment.

16.7 Survival of Indemnification. The indemnification provisions of this Article shall survive the Final Acceptance Date and the termination of this Agreement.

ARTICLE XVII.
DISPUTE RESOLUTION

17.1 Friendly Consultation. In the event of any dispute, controversy or claim between the Parties arising out of or relating to the Contract Documents, or the breach, termination or invalidity thereof (collectively, a “Dispute”), the Parties shall attempt in the first instance to resolve such Dispute through friendly consultations between the Parties. If such consultations do not result in a resolution of the Dispute within thirty (30) days, then either Party may pursue all of its remedies available pursuant to the Contract Documents. The Parties agree to attempt to resolve all Disputes arising hereunder promptly, equitably and in a good faith manner. The Parties further agree to provide each other with reasonable access during normal business hours to any and all non-privileged records, information and data pertaining to such Dispute.

17.2 Litigation.

(a) If a Dispute cannot be resolved pursuant to Section 17.1, and in the event of litigation arising hereunder, the Parties agree that the venue for such litigation shall be Oregon State Superior Court of Multnomah County. The Parties irrevocably waive any objection which any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions, including any objection to the laying of venue based on the grounds of forum non conveniens and any objection based on the grounds of lack of in personam jurisdiction.

(b) Interest at the Reference Rate from the date of the judgment award until the date of payment shall be due and payable to the prevailing Party on the date of receipt of such award; provided, however, if it is determined that the Party ordered to pay such amounts withheld the amounts in bad faith, interest shall accrue from the date the amount in dispute was first due until the date of payment.

(c) The rights and obligations of the Parties under this Article XVII shall not be impaired, reduced or otherwise affected as a result of any of the following: (i) the receipt by a Party from any third party of any amounts in reimbursement of Damages that are the subject of the Dispute; or (ii) the assignment or transfer by either Party of any or all of its rights and/or obligations under the Contract Documents as permitted hereunder.

17.3 Continuing Obligations and Rights. When any Dispute occurs and is the subject of friendly consultations or litigation, Contractor shall continue the Work in accordance with the Project Schedule and the terms hereof and Owner shall continue to make payments of undisputed amounts in accordance with the Contract Documents, and the Parties shall otherwise continue to exercise their rights, and fulfill their respective obligations, under the Contract Documents.

17.4 Tolling Statute of Limitations. All applicable statutes of limitation and defenses based upon the passage of time and similar contractual limitations shall be tolled while the procedures specified in this Article XVII are pending. The Parties will take such action, if any, required to effectuate such tolling. Without prejudice to the procedures specified in this Article XVII, a Party may file a complaint for statute of limitations purposes, if in its sole judgment such action may be necessary to preserve its claims or defenses. Despite such action, the Parties will continue to participate in good faith in the procedures specified in this Article XVII.

17.5 Audit Rights. In the event of a claim by Owner under this Agreement involving an amount greater than $500,000, Contractor shall grant audit rights to Owner with respect to all relevant documentation pertaining to such claim.

17.6 Costs. The prevailing Party in any action or proceeding shall be entitled to recover from the other Party all of its reasonable costs and expenses incurred in connection with such action or proceeding, including actual attorneys’ fees.

ARTICLE XVIII.
MISCELLANEOUS

18.1 Assignment.

(a) Except as expressly permitted in the Contract Documents, neither Party shall assign this Agreement, the Contract Documents or any portion hereof, or any of the rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the other Party. This Agreement shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the Parties.

(b) Owner shall be entitled to assign this Agreement, the Contract Documents and its rights herein without the consent of Contractor to any of Owner’s Affiliates that has a direct or indirect interest in the Project. In addition, Contractor hereby consents to the granting of a security interest in and an assignment by Owner of the Contract Documents and its rights herein to the Financing Parties and their successors, assigns and designees in connection with any financing or refinancing related to the development, construction, operation and maintenance of the Project. In furtherance of the foregoing, Contractor acknowledges that the Financing Parties may under certain circumstances assume the interests and rights of Owner under the Contract Documents.

18.2 Good Faith Dealings. The Parties undertake to act fairly and in good faith in relation to the performance and implementation of the Contract Documents and to take such other reasonable measures as may be necessary for the realization of its purposes and objectives.

18.3 Confidentiality.

(a) Each Party agrees that the contents of the Contract Documents and any information relating to the negotiations or performance of the Contract Documents, any information provided pursuant to the Contract Documents relating to the Project, Plant, Owner, Contractor or their Affiliates which is designated or specifically marked as confidential (the “Confidential Information”) shall be treated as confidential and secret and that each Party, without the prior written consent of the disclosing Party, shall not disclose Confidential Information to any Person, except as permitted herein.

(b) Notwithstanding the foregoing, this Section shall not prevent either Party from disclosing any Confidential Information, including the contents of the Contract Documents, if and to the extent: (i) required to do so by Applicable Law or any Government Authority, provided that the Party required to disclose such information shall give prior notice to the other of such required disclosure and, if so requested by the other Party, shall use all reasonable efforts to oppose the requested disclosure as appropriate under the circumstances; (ii) disclosed to the Affiliates, Subcontractors, Vendors, Financing Parties, rating agencies, employees, directors, officers, agents, advisors or representatives as necessary; provided that such Persons are informed of the confidential nature of the Confidential Information, and the Party disclosing such information shall be liable to the other for any disclosure by such Persons in violation of the terms of this Section; (iii) such information was already in the public domain prior to disclosure by the disclosing Party to the other, or which after disclosure entered the public domain other than by a breach of the Contract Documents by the other Party or its Affiliates, Subcontractors, Vendors, employees, directors, officers, agents, advisers or representatives; (iv) such information was known to the recipient prior to the date of receipt of any of the Contract Documents and not obtained or derived under or in connection with the Contract Documents; or (v) such information was obtained by the recipient from a third party in lawful possession of such information which is not under a confidentiality obligation to the Party from whom such information originated.

(c) It is agreed that each Party shall be entitled to relief both at law and in equity, including, but not limited to injunctive relief and specific performance, in the event of any breach or anticipated breach of this Section, without proof of any actual or special damages.

(d) In addition, Contractor acknowledges and agrees that it is subject to the confidentiality provisions set forth in the Assigned Agreements, if any.

(e) All right and title to, and interest in, Owner’s Confidential Information shall remain with Owner. All Confidential Information obtained, developed or created by or for Contractor exclusively for the Project, including copies thereof, is the exclusive property of Owner whether delivered to Owner or not. No right or license is granted to Contractor or any third party respecting the use of Confidential Information by virtue of this Agreement, except to the extent required for Contractor’s performance of its obligations hereunder. Contractor shall deliver the Confidential Information, including all copies thereof, to Owner upon request.

(f) Contractor shall coordinate with Owner with respect to, and provide advance copies to Owner for review of, the text of any proposed announcement or publication that include any non-public information concerning the Work prior to the dissemination thereof to the public or to any Person other than Subcontractors, Vendors, the Financing Parties or advisors of Contractor, in each case, who agree to keep such information confidential. If Owner delivers written notice to Contractor rejecting any such proposed announcement or publication within two (2) Business Days after receiving such advance copies, Contractor shall not make such public announcement or publication; provided, however, that Contractor may disseminate or release such information in response to requirements of Government Authorities.

18.4 Notice. Whenever a provision of the Contract Documents requires or permits any consent, approval, notice, request, or demand from one Party to another, the consent approval, notice, request, or demand must be in writing to be effective and shall be deemed to be delivered and received (a) if personally delivered or if delivered by telegram or courier service, when actually received by the Party to whom notice is sent, (b) if delivered by telex or facsimile, on the first business day following the day transmitted (with confirmation of receipt), or (c) if delivered by mail (whether actually received or not), at the close of business on the third Business Day following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate Party, at the address and/or facsimile numbers of such Party set forth below (or at such other address as such Party may designate by written notice to the other Party in accordance with this Section):

If to Contractor:

George Norton
Parsons RCIE Inc.
1216 - 140th Avenue Court East
Sumner, WA 98390
[Phone] 253-863-5200
[Fax] (253) 859-5702

with a copy to:

John C. Dippold
CARNEY BADLEY SPELLMAN, P.S.
701 Fifth Avenue, Suite 3600
Seattle, WA 98104-7010
[Phone] 206-622-8020
[Fax] 206-467-8214

If to Owner:

Chief Operating Officer and General Counsel
5711 North West Avenue
Fresno, CA 93711
[Phone] 559-435-1771
[Fax]559-435-1478

Any Party may change its address, facsimile number or e-mail number for the purposes of this Agreement by giving notice thereof to the other Party in the manner provided herein.

18.5 Waiver. No delay, failure or refusal on the part of any Party to exercise or enforce any right under the Contract Documents shall impair such right or be construed as a waiver of such right or any obligation of another Party, nor shall any single or partial exercise of any right hereunder preclude other or further exercise of any right. The failure of a Party to give notice to the other Parties of a breach of the Contract Documents shall not constitute a waiver thereof. Any waiver of any obligation or right hereunder shall not constitute a waiver of any other obligation or right, then existing or arising in the future. Each Party shall have the right to waive any of the terms and conditions of the Contract Documents that are for its benefit. To be effective, a waiver of any obligation or right must be in writing and signed by the Party waiving such obligation or right.

18.6 Severability. If any provision of the Contract Documents is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; the Contract Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of the Contract Documents; and the remaining provisions of the Contract Documents shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from the Contract Documents. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of the Contract Documents a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

18.7 Governing Law. The Contract Documents, and the rights and obligations of the Parties under or pursuant to the Contract Documents, shall be interpreted and construed according to the substantive laws of the State of Oregon.

18.8 Entire Agreement; Amendments. The Contract Documents contain the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, discussions and undertakings between the Parties (whether written or oral) with respect to the subject matter hereof. The Contract Documents may only be amended by written instrument signed by all the Parties.

18.9 Expenses and Further Assurances. Each Party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of the Contract Documents.

18.10 No Third Party Beneficiary. Nothing in the Contract Documents nor any action taken hereunder shall be construed to create any duty, liability or standard of care to any Person that is not a Party. No person that is not a Party shall have any rights or interest, direct or indirect, in the Contract Documents or the services to be provided hereunder. The Contract Documents are intended solely for the benefit of the Parties, and the Parties expressly disclaim any intent to create any rights in any third party as a third-party beneficiary to the Contract Documents or the services to be provided hereunder.

18.11 Offset. Notwithstanding any other provision hereof, any and all amounts owing or to be paid by Owner to Contractor hereunder or otherwise, shall be subject to offset and reduction in an amount equal to any amounts that may be owing at any time by Contractor to Owner. Further, for the avoidance of doubt, with respect to any provision of this Agreement that allows Owner to offset or set-off any amount then owed to Contractor, Owner shall have the express right to include in the amount offset or set-off all of the reasonable costs and expenses it incurs in connection with enforcing such provision.

18.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

18.13 Waiver for Consequential Damages. Except for Liquidated Damages, and damages payable by Contractor to Owner pursuant to Section 15.2(d), and notwithstanding anything else in this Agreement to the contrary, Contractor and Owner waive claims against each other for any indirect, special or consequential damages arising out of or relating to this Agreement. This mutual waiver includes:

(a) Damages incurred by Owner for rental expenses, for losses of use, income, profit, financing, business and reputation, and for loss of management or employee productivity, or the services of such persons;

(b) Damages incurred by Contractor for principal office expenses, including the compensation of personnel stationed there, for loss of financing, business and reputation, and for loss of profit except anticipated profit arising directly from the work; and

(c) This mutual waiver is not applicable, to all consequential damages due to either Party’s termination in accordance with Article XV.

18.14 Limits of Liability.

(a) Contractor’s maximum liability from any cause whatsoever arising out of the Contract Documents shall not exceed the Contract Price (as the same may increase from time to time in accordance with the terms of this Agreement), however, such limitation of liability shall not apply to: (i) Contractor’s indemnification obligations under the Contract Documents; and (ii)  any loss or damage arising out of any tort (including negligence and strict liability) or connected with Contractor’s fraud, willful misconduct or illegal or unlawful acts.

(b) Contractor makes no representations, covenants, warranties, express or implied, other than those expressly set forth herein. The Party’s rights, liabilities, responsibilities and remedies with respect to the Work shall be exclusively those expressly set forth in the Contract Documents.

(c) Owner’s maximum liability from any cause whatsoever arising out of the Contract Documents shall not exceed the Contract Price (as the same may increase from time to time in accordance with the terms of this Agreement), however, such limitation of liability shall not apply to: (i) Owner’s indemnification obligations under the Contract Documents; and (ii)  any loss or damage arising out of any tort (including negligence and strict liability) or connected with Owner’s fraud, willful misconduct or illegal or unlawful acts.

18.15 Time is of the Essence. Contractor acknowledges that timely achievement by Contractor of Mechanical Completion, by the applicable scheduled date therefore is essential to Owner, and therefore TIME IS OF THE ESSENCE in performing all of Contractor’s obligations set forth herein.

18.16 Records Retention. Contractor agrees to retain for a period of three (3) years from the Final Acceptance Date all records relating to its performance of the Work or Contractor’s warranty obligations herein, and to cause all Subcontractors and Vendors engaged in connection with the Work or the performance by Contractor of its warranty obligations herein to retain for the same period all their records relating to the Work.

18.17 Successors and Assigns. Subject to Section 18.1, this Agreement shall be binding on the Parties hereto and on their respective successors and assigns.

18.18 Financing Parties’ Requirements. Contractor acknowledges that Owner or an Affiliate thereof may borrow certain funds from the Financing Parties for the construction of the Plant and that, as a condition to making loans to Owner or such Affiliate, the Financing Parties may from time to time require certain documents from, and agreements by, Contractor and its Subcontractors and Vendors. In connection therewith, Contractor agrees to furnish to the Financing Parties, and to cause its Subcontractors and Vendors to furnish to the Financing Parties, such written information, certificates, copies of invoices and receipts, lien waivers (upon payment), affidavits, consents to assignment of the Contract Documents and other like documents as the Financing Parties may reasonably request.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
SIGNATURES APPEAR ON FOLLOWING PAGE.]

IN WITNESS WHEREOF the Parties have executed and delivered this Agreement as of the date first above written.

Pacific Ethanol Columbia, LLC

By:	/s/ Terrance Kulesa

Name:	Terrance Kulesa
Title:	VP Operations
Date:	8-23-06

Parsons RCIE, Inc.

By:	/s/ George Norton

Name:	George Norton
Title:	Sr. Vice President
Date:	8/22/2006